Exhibit 10.1
EXECUTION VERSION

$270,000,000 Senior Unsecured Revolving Credit Facility
CREDIT AGREEMENT
dated as of
April 23, 2008
among
Quanex Building Products Corporation,
the Guarantors party hereto,
the Lenders party hereto, and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Lead Arranger and Administrative Agent
BANK OF AMERICA, N.A.
as Co-Lead Arranger and Syndication Agent
SUNTRUST BANK
as Documentation Agent

i

SCHEDULES:
Schedule 1.01(A) – Commitments
Schedule 1.01(B) – Existing Liens
Schedule 2.05 – Existing Letters of Credit
Schedule 3.03 – No Violations
Schedule 3.05 – No Undisclosed Liabilities
Schedule 3.06 – Litigation
Schedule 3.07 – Compliance with Law
Schedule 3.10 – Claims Against Intellectual Property
Schedule 3.12 – Environmental Compliance
Schedule 3.17 – Subsidiaries
Schedule 6.01 – Existing Indebtedness
Schedule 6.05 – Existing Investments
Schedule 6.08 – Transactions with Affiliates
Schedule 6.09 – Restrictive Agreements
EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Commitment Increase Agreement
Exhibit C	–	Form of Joinder Agreement
Exhibit D	–	Form of New Lender Agreement
Exhibit E	–	Form of Revolving Note
Exhibit F	–	Form of Compliance Certificate

This CREDIT AGREEMENT (this “Agreement”) is made as of April 23, 2008 by and among Quanex Building Products Corporation, a Delaware corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto and Wells Fargo Bank, National Association, as Administrative Agent.
PRELIMINARY STATEMENTS:
A. The Borrower has requested that the Lenders extend loans and letters of credit to it on the terms and conditions set forth herein.
B. The Lenders are prepared to extend such loans and letters of credit as aforesaid, but only on the terms and conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confirmed, the parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means Wells Fargo, in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% (0.5%). Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption for the relevant Type and Class of Loan, based upon the lowest Applicable Margin indicated using the matrix below determined by using (i) the Consolidated Leverage Ratio of the Borrower on such date or (ii) the Qualified Rating on such date:

	Qualified Rating	Consolidated	Eurodollar		Commitment
	(Moody’s/S&P/Fitch)	Leverage Ratio	Loans	ABR Loans	Fee Rate
Category 1	> Baa2/ BBB /BBB	< 1.00x	0.575%	0.0%	0.125%
Category 2	Baa3/ BBB- /BBB-	> 1.00x and <1.50x	0.700%	0.0%	0.150%
Category 3	Ba1/ BB+ /BB+	> 1.50x and < 2.50x	0.875%	0.0%	0.175%
Category 4	Ba2/ BB /BB	> 2.50x and < 3.00x	1.000%	0.0%	0.200%
Category 5	< Ba3/ BB- /BB-	> 3.00x	1.150%	0.0%	0.250%
Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, that that so long as no Default or Event of Default has occurred and is continuing, the Applicable Margin shall be at Category 1 until the Administrative Agent receives the financial statements for the period ended April 30, 2008 as required by Section 5.01.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Loan Commitments represented by such Lender’s Revolving Loan Commitment. If the Revolving Loan Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Loan Commitments most recently in effect, giving effect to any assignments.
“Approved Fund” has the meaning assigned to such term in Section 10.04.
“Asset Sale” means the sale by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any of its wholly owned Subsidiaries of all or substantially all of the assets or Equity Interests of the Borrower and the Subsidiaries, taken as a whole.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Termination Date and the date of termination of the Revolving Loan Commitments.
“BOA Existing Letters of Credit” has the meaning set forth in Section 2.05(k).
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Quanex Building Products Corporation, a Delaware corporation, and its permitted successors and assigns.
“Borrower Pro Forma Financial Statements” has the meaning set forth in Section 3.04.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Acquisition” means (i) an Investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Borrower or any of its Subsidiaries or (ii) an acquisition by the Borrower or any of its Subsidiaries of the property or assets of any Person (other than the Borrower or any of its Subsidiaries) that constitute substantially all of the assets of such Person or any division or other business unit of such Person.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Houston, Texas are authorized or required by Law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank eurodollar market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Category” means each of the ratings categories specified as such in the chart set forth within the definition of Applicable Margin.

“Change in Law” means (a) the adoption of any statute, rule, regulation or treaty after the date of this Agreement, (b) any change in any statute, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of Law) of general application of any Governmental Authority made or issued after the date of this Agreement.
“Change of Control” shall be deemed to have occurred if any Person (or group of Persons who have been deemed to have acquired the securities beneficially owned by the other members of such group within the meaning of Rule 13d-5(b) of the Exchange Act), but excluding any employee benefit plan of the Borrower or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, shall (i) own or acquire, directly or indirectly, shares of the Borrower’s voting stock representing more than 50% of the total voting power of all outstanding classes of the Borrower’s voting stock or (ii) own or acquire the power, directly or indirectly, to elect a majority of the members of the Borrower’s board of directors.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing are Revolving Loans or Swingline Loans.
“Closing Date” means the date of the initial Loan hereunder.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means any Revolving Loan Commitment.
“Commitment Increase Agreement” means a Commitment Increase Agreement substantially in the form of Exhibit B among the Borrower, the Administrative Agent and a Lender.
“Commitment Increase Notice” has the meaning assigned to such term in Section 2.19.
“Consenting Lender” shall have the meaning set forth in Section 2.20.
“Consolidated EBITDA” means, for any period and for any Person, Consolidated Net Income of such Person for such period, without giving effect to the aggregate of (i) Consolidated Interest Expense, (ii) income tax expense and similar taxes based on income, profits or capital, (iii) depreciation, amortization and other similar non-cash charges (including any provision for the reduction in the carrying value of assets required by GAAP), (iv) any non-recurring items or extraordinary items, including gains or losses on the sale of assets, (v) any charge or credit related to mark-to-market provisions for derivative exposures and (vi) the cost or proceeds of purchasing or selling options that are used to hedge future activity, until the period in which such hedged future activity occurs, in each case during such period. “Consolidated EBITDA” shall be determined on a pro forma basis with respect to (a) any significant Business Acquisition or (b) any divestiture of a significant business unit or division of Borrower or its Subsidiaries, so as to give effect to such Business Acquisition or divestiture as if it had occurred as of the beginning of the applicable period. For purposes of such pro forma calculations, any adjustments allowed pursuant to Article 11, Regulation S-X of the Securities Act of 1933 will be included in such pro forma calculations.

“Consolidated Indebtedness” means the consolidated Indebtedness of the Borrower and its Subsidiaries.
“Consolidated Interest Expense” means, for any period, the sum of aggregate interest expense (including interest expense attributable to Capital Lease Obligations) plus, without duplication, capitalized interest of the Borrower and its Subsidiaries determined on a consolidated basis for such period. The Consolidated Interest Expense of Borrower (i) with respect to any period prior to the Spin Off which ended on or prior to January 31, 2008, shall be the pro forma consolidated interest expense of the Former Parent’s building products division as derived from the Former Parent’s historical financial statements with respect to such period, and (ii) with respect to the fiscal quarter ending April 30, 2008, shall be based upon (a) the pro forma consolidated interest expense of the Former Parent’s building products division as derived from the Former Parent’s historical financial statements through the date of the Spin Off, and thereafter, (b) continuing operations of Borrower and its Subsidiaries.
“Consolidated Leverage Ratio” shall mean as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on such date.
“Consolidated Net Income” means, for any period and for any Person, the net income or loss of such Person and its subsidiaries, determined on a consolidated basis for such period, provided that there shall be excluded the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Law or contractual obligation (other than under any Loan Document) applicable to such Subsidiary. The Consolidated Net Income of Borrower, and each of the component items by which it is adjusted to determine Consolidated EBTIDA, (i) with respect to any period prior to the Spin Off which ended on or before January 31, 2008, shall be the pro forma net income of the Former Parent’s building products division as derived from the Former Parent’s historical financial statements with respect to such period and (ii) with respect to the fiscal quarter ending April 30, 2008, shall be based upon (a) the pro forma net income of the Former Parent’s building products division as derived from the Former Parent’s historical financial statements through the date of the Spin Off, and thereafter, (b) continuing operations of the Borrower and its Subsidiaries.
“Consolidated Net Worth” shall mean as of any date all amounts that would be included under stockholders’ equity on a consolidated balance sheet of Borrower and its Subsidiaries, all as determined in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Rating” shall mean the organization rating, corporate rating or equivalent which is determined by reference to the Borrower’s unsecured, long-term obligations which are not guaranteed by any other Person or subject to any other credit enhancement; provided, however, if the particular obligations of Borrower pursuant to this Agreement are ever the subject of an “issue” or similar rating relating solely to such obligations, then such “issue” or similar rating shall be the Credit Rating hereunder.
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“dollars” or “$” refers to lawful money of the United States of America.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).
“Environmental Laws” means all Laws, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of the Borrower or any Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or, to the knowledge of Borrower, threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed against the Borrower or any Subsidiary with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower and that is required to be treated as a single employer together with the Borrower under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan with respect to which the notice requirements to the PBGC have not been waived; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans in a distress termination (within the meaning of Section 4041(c) of ERISA) or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the complete withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the United States Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Administrative Agent, any Lender, the Issuing Lender, any other recipient of any payment made under this Agreement or the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender that is in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).
“Existing Letters of Credit” means collectively the Wells Fargo Existing Letters of Credit and the BOA Existing Letters of Credit.
“Factoring Program” means the sale, pledge or other transfer of one or more individual accounts receivable by the Borrower or any Subsidiary through an accounts receivable factoring arrangement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” means the letter agreement dated January 23, 2008, between the Borrower and the Administrative Agent pertaining to certain fees payable to the Administrative Agent.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Fitch” means Fitch, Inc.
“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is a “controlled foreign corporation” as defined in Section 957 of the Code.
“Former Parent” means Quanex Corporation, a Delaware corporation.
“Former Parent Credit Agreement” means the Credit Agreement dated as of September 29, 2006 among the Former Parent, as borrower, the guarantors and lenders party thereto and Wells Fargo Bank, National Association as administrative agent, as the same may be amended, restated, increased, supplemented or otherwise modified from time to time.
“Former Parent Financial Statements” has the meaning set forth in Section 3.04.
“GAAP” means, subject to the qualifications contained in Section 1.04, generally accepted accounting principles in the United States of America, as in effect from time to time.
“Governmental Approval” means (i) any authorization, consent, approval, license, waiver, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, sanction or publication of, by or with; (ii) any notice to; (iii) any declaration of or with; or (iv) any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantees” means the guarantees issued pursuant to this Agreement as contained in Article IX hereof.
“Guarantor” means each Person listed on the signature pages hereof as a guarantor and each Person that becomes a Guarantor hereafter pursuant to Section 5.09, but shall not include any Foreign Subsidiary.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.
“Holdco” means Quanex Building Products LLC, a Delaware limited liability company.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements (other than customary reservations or retentions of title under supply agreements entered into in the ordinary course of business) relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business) other than contingent purchase price or similar obligations incurred in connection with an acquisition and not yet earned or determinable, (e) all obligations of others of the type referred to in any of the clauses (a) through (d) and (f) through (j) of this definition which are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, in each case determined in accordance with GAAP; provided however that so long as such Person is not personally liable for such liabilities, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, (f) all guarantees of payment by such Person of obligations of others of the type referred to in any of the clauses (a) through (e) and (g) through (j) of this definition, (g) the principal component of all Capital Lease Obligations of such Person, (h) all obligations of reimbursement, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations of reimbursement, contingent or otherwise, of such Person in respect of bankers’’ acceptances and (j) the outstanding principal (or equivalent) amount of financing extended to the Borrower and its Subsidiaries pursuant to any Factoring Program, but only to the extent (A) of the portion of such indebtedness under the Factoring Program which is recourse to the Borrower or its other Subsidiaries in any respect or (B) that the indebtedness related to the Factoring Program is required by GAAP to be shown as a liability of the Borrower on its consolidated financial statements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including, if applicable, any partnership in which such Person is a general partner) to the extent such Person is liable therefor by operation of law, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Intellectual Property” shall mean any patent, patent application, trademark (whether registered or not), trademark application, trade name, service mark, copyright or trade secret.
“Interest Coverage Ratio” means, at any date, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the period of four consecutive fiscal quarters most recently ended on or prior to the date for which financial information is available or required.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, when used with respect to any Person, any investment by such Person, whether by means of (a) a loan, capital contribution or advance to any other Person, or the guarantee or assumption of Indebtedness of any other Person and (b) any other investment made by such Person (however acquired) in stock or other ownership interests in any other Person, including, without limitation, any investment made in exchange for the issuance of shares of stock of such Person or any joint venture arrangement. The amount of any investment shall be the original cost of such investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
“Issuing Lender” means (i) Wells Fargo, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i), and in its capacity as the issuer of the Existing Wells Fargo Letters of Credit and (ii) solely with respect to the BOA Existing Letters of Credit, Bank of America, N.A., in its capacity as the issuer of the BOA Existing Letters of Credit. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Joinder Agreement” means a Joinder Agreement in the form of Exhibit C or such other form as the Administrative Agent shall approve executed by any new Subsidiary making such Subsidiary a Guarantor.
“Law” means all laws, statutes, treaties, ordinances, codes, acts, rules, regulations, Governmental Approvals and Orders of all Governmental Authorities, whether now or hereafter in effect.
“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower or converted into a Revolving Loan or Swingline Loan pursuant to Section 2.05(e) at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lenders” means the Persons listed on Schedule 1.01(A) and any New Lender and any other Person that shall have become any of such Lenders hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means (i) any letter of credit issued pursuant to this Agreement and (ii) the Existing Letters of Credit.
“LIBO Rate” “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Reference LIBOR01 (or any successor page) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate does not appear on Reuters Reference LIBOR01 (or otherwise on such screen), the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent, or in the absence of such availability, by reference to the rate at which the Administrative Agent is offered dollar deposits at or about 11:00 a.m. London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Borrowing to be outstanding during such Interest Period.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, any promissory notes executed in connection herewith, the Letters of Credit (and any applications therefor and reimbursement agreements relating thereto), the Fee Letter and any other agreements and documents executed and delivered in connection with this Agreement.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, property or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole, (ii) the ability of any of the Obligors to perform its payment or other material obligations under the Loan Documents to which it is a party or (iii) the ability of the Administrative Agent or the Lenders to enforce their rights and remedies thereunder.
“Material Contract” means any contract or agreement, written or oral, to which the Borrower or any of its Subsidiaries is a party (other than the Loan Documents) under which a default could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means any Subsidiary that is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on any date of relevant determination.
“Maximum Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, received, collected or taken under the laws applicable to the relevant Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. On each day, if any, that Texas law establishes the Maximum Rate, the Maximum Rate shall be the “weekly ceiling” (as defined in Chapter 303 of the Texas Finance Code) for that day.
“Moody’s” means Moody’s Investors Services, Inc. and any successor thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any ERISA Affiliate has any liability, contingent or otherwise.
“New Lender” has the meaning set forth in Section 2.19.
“New Lender Agreement” means an agreement among the Borrower, the Administrative Agent and a New Lender in substantially the form of Exhibit D or a form that is reasonably satisfactory to the Administrative Agent.
“Non-Consenting Lender” shall have the meaning set forth in Section 2.20(c).
“Non-Consenting Lender Termination Date” shall have the meaning set forth in Section 2.20(e).
“Obligations” means all of the duties, obligations and liabilities of any kind of the Borrower and each Guarantor hereunder or under any of the Loan Documents.
“Obligors” means the Borrower and each Guarantor.
“Order” means a binding order, writ, judgment, award, injunction, decree, ruling or decision of any Governmental Authority or arbitrator.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any of the Loan Documents.

“Participant” has the meaning set forth in Section 10.04.
“Patriot Act” has the meaning set forth in Section 10.14.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Investments” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed or insured by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from Standard & Poor’s Rating Service and P-1 from Moody’s Investor’s Service, Inc.;
(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any Lender or an Affiliate of a Lender or any domestic office of any commercial bank organized under the Laws of the United States of America or any State thereof or U.S. branch of a foreign commercial bank that has a combined capital and surplus and undivided profits of not less than $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by Borrower and its Subsidiaries in the ordinary course of business;
(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clauses (a) and (c) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated or invest solely in the assets described in clauses (a) through (d) above and (iii) have portfolio assets of at least $5,000,000,000;
(f) commercial paper rated at the time of purchase within the two highest classifications established by not less than two nationally recognized rating agencies, and which matures within 270 days after the date of issue;
(g) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition and having, at such date, the highest rating obtainable from either S&P or Moody’s;
(h) auction rate securities having an effective maturity of 35 days or less and having, at such date of acquisition, a credit rating of at least AAA by S&P or Aaa from Moody’s; and

(i) any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in clauses (a) through (h) above.
“Permitted Liens” means:
(a) Liens (if any) in favor of the Administrative Agent or the Lenders as security for the Obligations;
(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and identified on Schedule 1.01(B) hereto;
(c) Liens created by each Factoring Program permitted under Section 6.17 covering the Borrower’s or its Subsidiaries’ accounts receivable which are sold, pledged or otherwise transferred pursuant to such Factoring Program;
(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that is merged or consolidated with or into the Borrower or any of its Subsidiaries or becomes a Subsidiary after the date hereof prior to the time such Person is so merged or consolidated or becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any other Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof;
(e) Liens on fixed or capital assets acquired, constructed, repaired or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the commencement of commercial operation of such construction, repair or improvement, (iii) the principal amount of such Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing, repairing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;
(f) any Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Indebtedness is not increased except for increases in an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, refinancing, or replacement and in an amount equal to any existing commitments unutilized thereunder, and is not secured by any additional assets;
(g) Liens imposed by Law for taxes, assessments and other governmental charges or levies that are not yet due or are being contested in compliance with Section 5.04;

(h) landlords’, bankers’, carriers’, warehousemen’s, mechanics’, materialmen’s, workmen’s, repairmen’s, employees’ and other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, other social security Laws or regulations and by other similar Laws;
(j) Liens and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;;
(k) Liens arising out of judgments or awards in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;
(l) easements, zoning restrictions, rights-of-way, licenses, restrictions on the use of property or other minor imperfections in title and similar encumbrances on property which, in the aggregate, are not substantial in amount, and which do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(m) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;
(n) any zoning or similar Law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
(o) Liens on leasehold interests of the Borrower or any Subsidiary created by the lessor of the applicable leased premises in favor of a mortgagee of such premises; and
(p) Liens securing obligations of the Borrower or any Subsidiary under Swap Agreements entered into in compliance with Section 6.06.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect at its principal office in San Francisco, with the understanding that such prime rate is one of the base rates of Wells Fargo and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Qualified Rating” shall be determined as follows: (i) there shall be no Qualified Rating if the Credit Rating is issued by only Fitch; (ii) if the Credit Rating is issued by only one Rating Agency (other than Fitch), the Qualified Rating shall be the rating of such Rating Agency; (iii) if the Credit Rating is issued by more than one Rating Agency and the Credit Ratings established by such Rating Agencies shall fall within different Categories, the Applicable Margin shall be determined by reference to the highest of the ratings unless the highest of the ratings is two or more Categories higher than the next highest rating, in which case the Applicable Margin shall be determined by reference to the Category next below that of the highest of the ratings; and (iv) if the Credit Ratings established by a Rating Agency shall be changed, such change shall be effective as of the date on which it is first announced by the applicable Rating Agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders.
“Rating Agency” means each of Moody’s, S&P and Fitch.
“Re-Allocation Date” has the meaning set forth in Section 2.19.
“Register” has the meaning set forth in Section 10.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.
“Replacement Lender Purchase Price” shall mean, with respect to any Non-Consenting Lender, an amount equal to the sum of (i) such Non-Consenting Lender’s Applicable Percentage of any Revolving Loans outstanding on the relevant purchase date, including any accrued interest thereon, (ii) such Non-Consenting Lender’s Applicable Percentage of any Swingline Loans outstanding on the relevant purchase date with respect to which such Non-Consenting Lender has purchased a participation pursuant to Section 2.04(c), including any accrued interest thereon, (iii) such Non-Consenting Lender’s Applicable Percentage of the aggregate amount of all LC Disbursements funded by such Non-Consenting Lender as of the relevant purchase date which have not been reimbursed to the Non-Consenting Lender or converted into a Revolving Loan or Swingline Loan and (iv) all outstanding fees, reimbursements and other amounts accrued under the Loan Documents for the account of the Non-Consenting Lender as of the relevant purchase date.
“Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. §9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate, or in any other way address any Hazardous Material in the environment; (ii) prevent the release or threatened release of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
“Revolving Credit Lender” means a Person shown on Schedule 1.01(A).
“Revolving Credit Termination Date” means the later of (i) fifth anniversary of the date of this Agreement or (ii) such later date as may be designated pursuant to Section 2.20.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“Revolving Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) terminated or reduced at any time and from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.19 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Loan Commitment is set forth on Schedule 1.01(A), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Loan Commitments is $270,000,000.
“S&P” means Standard & Poor’s, and any successor thereto.
“SEC” has the meaning set forth in Section 5.01(e).
“Spin Off” shall mean a transaction in which the building products division of Former Parent will be spun off to its shareholders and the remaining divisions of Former Parent will be acquired by Gerdau S.A. as follows: All of the assets and liabilities of the building products division of Former Parent will be transferred to, and assumed by, Holdco. The ownership interests in Holdco will be distributed to the stockholders of Former Parent, and Holdco will then merge with and into Borrower, then a wholly owned subsidiary of Holdco, with Borrower being the survivor of the merger. Each unit of Holdco will then be converted into one share of common stock in Borrower.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned or held, or (b) that is, as of such date, otherwise Controlled (other than solely as a result of a contract under which such parent or any of its subsidiaries provides management, operation or similar services but does not control the policies of such Person), by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any direct or indirect subsidiary of the Borrower.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means Wells Fargo, in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Transactions” means the execution, delivery and performance by each of the Borrower and the Guarantors of this Agreement and the other Loan Documents to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the request for the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“UCP 500” shall have the meaning set forth in Section 10.09(a).
“Wells Fargo” means Wells Fargo Bank, National Association.
“Wells Fargo Existing Letters of Credit” has the meaning set forth in Section 2.05(k).
“wholly owned subsidiary” means as to any Person, any other Person all of the Equity Interests of which is owned by such Person directly or indirectly through any one or more subsidiaries of it which otherwise would constitute wholly owned subsidiaries of such Person, except for any Equity interests that constitute director’s qualifying or similar shares or shares required by local law to be held by a Person other than Borrower or any Subsidiary.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
The Credits
SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Loan Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02 Loans and Borrowings. (a) Each Loan of any Class shall be made as part of a Borrowing consisting of Loans of such Class made by the appropriate Lenders ratably in accordance with their respective Commitments of such Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Loan Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Termination Date.
SECTION 2.03 Requests for Borrowings. To request a Borrowing other than a Swingline Loan, a Financial Officer of the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy) at the telephone number specified in Section 10.01 for borrowing requests, (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Houston, Texas time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i) the aggregate amount of the requested Borrowing;
(ii) the date of such Borrowing, which shall be a Business Day;
(iii) the Class of such Borrowing;
(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans. (a) Subject to the terms and conditions set forth herein, prior to the occurrence and continuance of any Default or Event of Default, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Revolving Loan Commitments; provided that following the occurrence and continuance of any Default or Event of Default, the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be in an amount that is an integral multiple of $50,000 and not less than $100,000.
(b) To request a Swingline Loan, a Financial Officer of the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy) at the telephone number specified in Section 10.01 for borrowing requests, not later than 1:30 p.m., Houston, Texas time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Lender) by 2:30 p.m., Houston, Texas time, on the requested date of such Swingline Loan.
(c) The Swingline Lender may, at any time, by written notice given to the Administrative Agent not later than 1:30 p.m., Houston, Texas time, on any Business Day require the Lenders to acquire participations on such Business Day, in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Lender, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Financial Officer of the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Loan Commitments.
(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), (ii) with respect to any Letter of Credit issued by a Non-Consenting Lender, the date that is five Business Days prior to the Non-Consenting Lender Termination Date applicable to such Issuing Lender and (iii) the date that is five Business Days prior to the Revolving Credit Termination Date; provided, however, that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clauses (ii) and (iii) above, as applicable).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e) Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, if such LC Disbursement is not less than $1,000,000 and no Default has occurred and is continuing, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g) Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.
(h) Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender; provided, however, if Wells Fargo shall be a Non-Consenting Lender, the Borrower may designate another Lender to become the Issuing Lender, to become effective no earlier than 18 months prior to the Non-Consenting Lender Termination Date applicable to Wells Fargo. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01. So long as such Event of Default shall be continuing, such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account during such time. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account during the continuance of such Event of Default shall be applied by the Administrative Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. When such Event of Default no longer exists, all funds in such account shall be remitted to the Borrower, free and clear of any rights therein in favor of the Lenders.

(k) Existing Letters of Credit. The Borrower, the Administrative Agent and the Lenders acknowledge that, (i) Bank of America, N.A. has issued, for the account of one or more Obligors, the letters of credit listed on Schedule 2.05 as having been issued by Bank of America, N.A. (the “BOA Existing Letters of Credit”) and (ii) pursuant to the Former Parent Credit Agreement, Wells Fargo has issued, for the account of one or more Obligors, the letters of credit listed on Schedule 2.05 as having been issued by Wells Fargo (the “Wells Fargo Existing Letters of Credit”). The aggregate undrawn amount of the BOA Existing Letters of Credit and the Wells Fargo Existing Letters of Credit are part of the aggregate LC Exposure so that the amount available under each Lender’s Revolving Loan Commitment shall be reduced by such Lender’s Applicable Percentage of such undrawn amount. If the Borrower desires to extend the existing expiry date of any BOA Letter of Credit, the Borrower shall submit a notice described in Section 2.05(b) to Bank of America, N.A. as the Issuing Lender of the BOA Existing Letters of Credit, and if the Borrower desires to extend the existing expiry date of any Wells Fargo Existing Letter of Credit, the Borrower shall submit a notice described in Section 2.05(b) to Wells Fargo, as the Issuing Lender of the Wells Fargo Existing Letters of Credit.
SECTION 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Houston, Texas and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Lender.
(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.07 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or, upon the expiration of its then in effect Interest Period, continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments.
(a) Unless previously terminated, the Revolving Loan Commitments shall terminate on the Revolving Credit Termination Date.
(b) The Borrower may at any time and from time to time terminate or from time to time reduce the Revolving Loan Commitments; provided that (A) each reduction of the Revolving Loan Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000 and (B) the Borrower shall not terminate or reduce the Revolving Loan Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Revolving Credit Exposures would exceed the total Revolving Loan Commitments.
(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Loan Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Loan Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Revolving Loan Commitments shall be made ratably among the Revolving Credit Lenders in accordance with their respective Revolving Loan Commitments.
SECTION 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Termination Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Termination Date and the 10th Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit E hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.10 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:30 p.m., Houston, Texas time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Loan Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
SECTION 2.11 Fees. (a) The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee, which shall accrue at the Applicable Margin on the daily amount of the unused Revolving Loan Commitment of such Revolving Credit Lender calculated as if no Swingline Loans were outstanding (and for avoidance of doubt, the amount of outstanding Letters of Credit will be considered “used” portions) during the period from and including the Closing Date to but excluding the date on which such Revolving Loan Commitment terminates; provided that, if such Revolving Credit Lender continues to have any Revolving Credit Exposure after its Revolving Loan Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Revolving Credit Lender’s Revolving Credit Exposure from and including the date on which its Revolving Loan Commitment terminates to but excluding the date on which it ceases to have any Revolving Credit Exposure. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Loan Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Revolving Loan Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower shall pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Revolving Credit Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Credit Lender’s Commitment terminates and the date on which it ceases to have any LC Exposure and (ii) to the Issuing Lender a fronting fee of 0.125% per annum of the face amount of each Letter of Credit issued hereunder, which shall be payable upon the issuance of such Letter of Credit and thereafter as set forth in the next sentence, as well as the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date, and fronting fees accrued on each outstanding Letter of Credit through each anniversary of the Closing Date shall be payable on the third Business Day following such anniversary date; provided that all such fees shall be payable on the date on which the Revolving Loan Commitments terminate and any such fees accruing after the date on which the Revolving Loan Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c) The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times specified in the Fee Letter, or otherwise separately agreed upon, between the Borrower and the Administrative Agent.
(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Credit Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.12 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.
(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(c) Each Swingline Loan shall bear interest at the Alternate Base Rate plus the Applicable Margin.
(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, or any other Event of Default shall occur and be continuing, the Loan shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Loan Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.13 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing for such affected Interest Period shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing for such Interest Period, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
SECTION 2.14 Increased Costs. (a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender; or

(ii) impose on any Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then upon request of such Lender or Issuing Lender, accompanied by any related certification required hereunder, the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
(b) If any Lender or the Issuing Lender determines that any Change in Law affecting such Person’s capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time, upon request of such Lender or Issuing Lender, accompanied by any related certification required hereunder, the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
(c) A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(d) Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall, upon request of an affected Lender, compensate such Lender for the loss, cost and expense resulting from such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender may be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
SECTION 2.16 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, except as a result of the finding by a court of competent jurisdiction in a final, non-appealable order that said sums were imposed as a result of the willful misconduct or gross negligence of the Administrative Agent or Issuing Lender, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error. No Administrative Agent, Lender or Issuing Lender shall be entitled to receive any payment with respect to Indemnified Taxes or Other Taxes that are incurred or accrued more than 180 days prior to the date such Administrative Agent, Lender or Issuing Lender gives notice and demand thereof to the Borrower.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment as the Administrative Agent may reasonably request.
(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is located, or under any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall promptly (i) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as may be reasonably necessary (including the designation of a new Lending Office) to avoid any requirement of the applicable laws of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender.
Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(ii) duly completed copies of Internal Revenue Service Form W-8ECI,
(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
(f) If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(g) Each Lender and Issuing Lender shall use its best efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its applicable lending office or change the jurisdiction of its applicable lending office, as the case may be, so as to avoid the imposition of any Indemnified Taxes or Other Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.16; provided that no such selection or change of the jurisdiction for its applicable lending office shall be made if, in the reasonable judgment of such Lender or Issuing Lender, such selection or change would be materially disadvantageous to such Lender and Issuing Lender.
SECTION 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, Houston, Texas time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1000 Louisiana Street, Houston, Texas, except payments to be made directly to the Issuing Lender or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars except as otherwise provided in Section 2.05.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or 2.05(e), 2.06(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.18 Mitigation Obligations; Replacement of Lenders. (a) If any Lender or Issuing Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender, Issuing Lender or any Governmental Authority for the account of any Lender or Issuing Lender pursuant to Section 2.16, then such Lender or Issuing Lender (as the case may be) shall use reasonable efforts to designate a different lending office for funding or booking its Loans or issuing its Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or Issuing Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender or Issuing Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Lender or Issuing Lender in connection with any such designation or assignment.
(b) If any Lender or Issuing Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or Issuing Lender or any Governmental Authority for the account of any Lender or Issuing Lender pursuant to Section 2.16, or if any Lender or Issuing Lender defaults in its obligation to fund Loans or honor Letters of Credit hereunder or if any other circumstance exists hereunder which gives the Borrower the right to replace a Lender or Issuing Lender as a party hereto, or if a Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender or Issuing Lender and the Administrative Agent, require such Lender or Issuing Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply and the Borrower has not already arranged for one or more replacement Lenders.

SECTION 2.19 Increase of Commitments. (a) If no Default or Event of Default shall have occurred and be continuing, the Borrower may at any time and from time to time request an increase of the aggregate Revolving Loan Commitments by notice to the Administrative Agent in writing of the amount of such proposed increase (such notice, a “Commitment Increase Notice”); provided, however, that (i) each such increase shall be at least $25,000,000, (ii) the cumulative increase in Commitments pursuant to this Section 2.19 shall not exceed $80,000,000 (so that the maximum amount of the revised Revolving Loan Commitments shall not be greater than $350,000,000) and (iii) the Revolving Loan Commitment of any Lender may not be increased without such Lender’s consent. The Administrative Agent shall, within five Business Days after receipt of a Commitment Increase Notice, notify each Lender of such request. Each Lender desiring to increase its Revolving Loan Commitment shall so notify the Administrative Agent in writing no later than 20 days after receipt by the Lender of such request. Any Lender that accepts an offer to it by the Borrower to increase its Revolving Loan Commitment pursuant to this Section 2.19 shall, in each case, execute a Commitment Increase Agreement with the Borrower and the Administrative Agent, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Loan Commitment as so increased, and the definition of Revolving Loan Commitment in Section 1.01 hereof shall be deemed to be amended to reflect such increase. Any Lender that does not notify the Administrative Agent within such period that it will increase its Revolving Loan Commitment shall be deemed to have rejected such offer to increase its Revolving Loan Commitment. No Lender shall have any obligation whatsoever to agree to increase its Revolving Loan Commitment. Any agreement to increase a Lender’s pro rata share of the increased Revolving Loan Commitment shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other increasing Lenders.
(b) If any portion of the increased Revolving Loan Commitments is not subscribed for by such Lenders, the Borrower may, in its sole discretion, but with the consent of the Administrative Agent as to any Person that is not at such time a Lender (which consent shall not be unreasonably withheld or delayed), offer to one or more additional banks or financial institutions the opportunity to participate in all or a portion of such unsubscribed portion of the increased Revolving Loan Commitments pursuant to paragraph (c) or (d) below, as applicable, by notifying the Administrative Agent. Promptly and in any event within five (5) Business Days after receipt of notice from the Borrower of its desire to offer such unsubscribed commitments to the additional banks or financial institutions identified therein or such additional banks or financial institutions identified by the Administrative Agent and approved by the Borrower, the Administrative Agent shall notify such proposed lenders of the opportunity to participate in all or a portion of such unsubscribed portion of the increased Revolving Loan Commitments.
(c) Any additional bank or financial institution that the Borrower selects to offer participation in the increased Revolving Loan Commitments shall execute and deliver to the Administrative Agent a New Lender Agreement setting forth its Revolving Loan Commitment, and upon the effectiveness of such New Lender Agreement such bank or financial institution (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and the signature pages hereof shall be deemed to be amended to add the name of such New Lender and the definition of Revolving Loan Commitment in Section 1.01 hereof shall be deemed amended to increase the aggregate Revolving Loan Commitments of the Lenders by the Revolving Loan Commitment of such New Lender, provided that the Revolving Loan Commitment of any New Lender shall be an amount not less than $10,000,000. Each New Lender Agreement shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other New Lenders.

(d) Any Lender that accepts an offer to it by the Borrower to increase its Revolving Loan Commitment pursuant to this Section 2.19 shall, in each case, execute a Commitment Increase Agreement with the Borrower and the Administrative Agent, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Loan Commitment as so increased, and the definition of Revolving Loan Commitment in Section 1.01 hereof shall be deemed to be amended to reflect such increase.
(e) The effectiveness of any New Lender Agreement or Commitment Increase Agreement shall be contingent upon receipt by the Administrative Agent of such corporate resolutions of the Borrower and legal opinions of counsel to the Borrower as the Administrative Agent shall reasonably request with respect thereto, in each case in form and substance reasonably satisfactory to the Administrative Agent. Once a New Lender Agreement or Commitment Increase Agreement becomes effective, the Administrative Agent shall reflect the increases in the Commitments effected by such agreements by appropriate entries in the Register.
(f) If any bank or financial institution becomes a New Lender pursuant to Section 2.19(c) or any Lender’s Revolving Loan Commitment is increased pursuant to Section 2.19(d), additional Revolving Loans made on or after the effectiveness thereof (the “Re-Allocation Date”) shall be made pro rata based on their respective Revolving Loan Commitments in effect on or after such Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Lender making an aggregate principal amount of Revolving Loans in excess of its Revolving Loan Commitment, in which case such excess amount will be allocated to, and made by, such New Lender and/or Lenders with such increased Revolving Loan Commitments to the extent of, and pro rata based on, their respective Revolving Loan Commitments), and continuations of Loans outstanding on such Re-Allocation Date shall be effected by repayment of such Loans on the last day of the Interest Period applicable thereto or, in the case of ABR Loans, on the date of such increase, and the making of new Loans of the same Type pro rata based on the respective Revolving Loan Commitments in effect on and after such Re-Allocation Date.
(g) If on any Re-Allocation Date there is an unpaid principal amount of Eurodollar Loans, such Eurodollar Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Loans will be paid thereon to the respective Lenders holding such Eurodollar Loans pro rata based on the respective principal amounts thereof outstanding.
SECTION 2.20 Extension Option. (a) Provided that no Default or Event of Default has occurred and is continuing, the Borrower may, by written notice to Administrative Agent and each Lender (which notice shall be irrevocable and which shall not be deemed effective unless actually received by Administrative Agent and each Lender) no earlier than 60 days prior to, and not later than 41 days prior to, each anniversary of the Closing Date, request an extension of the Revolving Credit Termination Date to a date that is one year later than the Revolving Credit Termination Date then in effect.
(b) Each Lender shall, within 30 days of receipt of the applicable request, notify the Administrative Agent in writing whether such Lender consents to the extension of the Revolving Credit Termination Date, such consent to be in the sole discretion of such Lender. If any Lender does not so notify the Administrative Agent of its decision within such 30 day period, such Lender shall be deemed to have not consented to such request of the Borrower.

(c) The Administrative Agent shall promptly notify the Borrower whether the Required Lenders have consented to such request. If the Administrative Agent does not so notify the Borrower within 35 days after the Administrative Agent’s receipt of such request, the Administrative Agent shall be deemed to have notified the Borrower that the Required Lenders have not consented to the Borrower’s request. Each Lender which elects not to extend the Revolving Credit Termination Date or fails to so notify the Administrative Agent of such consent is herein a “Non-Consenting Lender,” and each Lender which elects to extend the Revolving Credit Termination Date pursuant to this Section 2.20 is herein a “Consenting Lender.”
(d) If, at any time after a Non-Consenting Lender’s receipt of a request for extension under this Section 2.20 and prior to the Revolving Credit Termination Date then in effect, any Person satisfying the conditions set forth in Section 10.04(b)(i) offers to purchase all of such Non-Consenting Lender rights and obligations under the Loan Documents for a purchase price at least equal to the Replacement Lender Purchase Price, then upon the satisfaction of the conditions set forth in Section 10.04(b)(ii) (which conditions must be satisfied before the Revolving Credit Termination Date then in effect), such Non-Consenting Lender agrees to promptly assign all of its rights and obligations under this Agreement to such Person (such Person being herein referred to as a “Replacement Lender”); provided, however, if the Non-Consenting Lender shall be an Issuing Lender, in addition to the foregoing requirements, such Non-Consenting Lender shall have received replacement letters of credit for any then outstanding Letters of Credit issued by such Non-Consenting Lender.
(e) The Revolving Credit Termination Date shall be extended as to the Consenting Lenders only upon the consent of the Required Lenders, and the then-existing Revolving Credit Termination Date shall remain unchanged as to the Non-Consenting Lenders. For purposes of this Section 2.20, the Required Lenders shall be determined after giving effect to any Replacement Lenders which have purchased the rights and obligations of a Non-Consenting Lender in accordance with clause (d) above. If the Required Lenders have consented to the extension of the Revolving Credit Termination Date, but less than all Lenders have consented to the extension of the Revolving Credit Termination Date, then:
(i) the Revolving Loan Commitments of the Non-Consenting Lenders shall be terminated effective as of the Revolving Credit Termination Date determined without giving effect to the extension granted pursuant to this Section 2.20(e) (the “Non-Consenting Lender Termination Date”);
(ii) on the Non-Consenting Lender Termination Date, the Borrower shall pay to the Non-Consenting Lenders their Applicable Percentage of any outstanding Revolving Loans, including any accrued interest thereon;
(iii) on the Non-Consenting Lender Termination Date, the Borrower shall pay to the Non-Consenting Lenders their Applicable Percentage of any outstanding Swingline Loans with respect to which the Non-Consenting Lenders have purchased a participation pursuant to Section 2.04(c), including any accrued interest thereon;

(iv) on the Non-Consenting Lender Termination Date, the Borrower shall pay to the Non-Consenting Lenders their Applicable Percentage of the aggregate amount of all LC Disbursements funded by the Non-Consenting Lenders which have not been reimbursed to the Non-Consenting Lenders or converted into a Revolving Loan or Swingline Loan;
(v) on the Non-Consenting Lender Termination Date, the Borrower shall pay to the Non-Consenting Lenders all outstanding fees, reimbursements and other amounts accrued under the Loan Documents for the account of the Non-Consenting Lenders; and
(vi) as of the Non-Consenting Lender Termination Date, (A) all of the obligations of the Non-Consenting Lenders pursuant to Section 2.05(d) to fund any LC Disbursements with respect to Letters of Credit outstanding on the Non-Consenting Lender Termination Date and (B) all of the obligations of the Non-Consenting Lenders pursuant to Section 2.04(c) to purchase participations in any outstanding Swingline Loans outstanding on the Non-Consenting Lender Termination Date shall have been assumed by the remaining Lenders (including the Replacement Lenders) in accordance with the Applicable Percentages of such remaining Lenders, which Applicable Percentages shall be determined after giving effect to the termination of the Revolving Loan Commitments of the Non-Consenting Lenders, provided, however, if the remaining Lenders are unable to assume all of such obligations because to do so would cause them to exceed their respective Revolving Loan Commitments, then to the extent such obligations cannot be so assumed, the Borrower shall prepay or cash collateralize, as the case may be, such obligations on the Non-Consenting Lender Termination Date.
ARTICLE III
Representations and Warranties
The Borrower represents and warrants to the Lenders that:
SECTION 3.01 Organization. Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has the requisite corporate or equivalent power and authority to conduct its business in each jurisdiction in which its business is conducted, and (iii) is duly qualified or licensed to conduct business and is in good standing in each jurisdiction, in each case except where any failure to have such status, power or qualification could not reasonably be expected to have a Material Adverse Effect. No proceeding to dissolve any Obligor is pending or, to the Borrower’s knowledge, threatened.
SECTION 3.02 Authority Relative to this Agreement. Each Obligor has the requisite corporate or equivalent power and authority to execute and deliver this Agreement and the other Loan Documents to which it is a party and to perform its obligations hereunder and thereunder. The Transactions have been duly authorized by all necessary organizational action on the part of each Obligor that is a party thereto. This Agreement and the other Loan Documents have been duly and validly executed and delivered by each Obligor party thereto and constitute the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).

SECTION 3.03 No Violation. Except as set forth in Schedule 3.03, the Transactions will not:
(a) result in a violation of the articles or certificate of incorporation (or similar document) or the bylaws, partnership agreement or limited liability company agreement (or similar document) of the Borrower or any of its Subsidiaries or any resolution adopted by the board of directors, shareholders, partners, members or managers of the Borrower or any of its Subsidiaries;
(b) result in the imposition of any Lien on any of the assets or properties of the Borrower or its Subsidiaries except as contemplated or permitted by any Loan Document;
(c) result in, or constitute an event that would be, a breach, violation or default under any Governmental Approval held by the Borrower or any of its Subsidiaries, in each case that could reasonably be expected to have a Material Adverse Effect;
(d) require the Borrower or any of its Subsidiaries to obtain any consent, waiver, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any Person except such as have been obtained or made and are in full force and effect or except as would not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect; or
(e) violate any Law or Order applicable to the Borrower or any of its Subsidiaries or by which its properties or assets may be bound that could reasonably be expected to have a Material Adverse Effect.
SECTION 3.04 Financial Statements. The Borrower has previously furnished to the Administrative Agent the following financial statements with respect to Former Parent (collectively, the “Former Parent Financial Statements”): (i) the audited consolidated balance sheets of the Former Parent and its subsidiaries as of October 31, 2007, and the related consolidated statements of income, cash flows and changes in shareholders’ equity for the fiscal year then ended, the notes accompanying such financial statements and the report of independent auditor Deloitte & Touche LLP and (ii) the unaudited balance sheet of Former Parent as of January 31, 2008, and the related statements of income, cash flows and changes in shareholders’ equity for the period then ended, and the notes accompanying such financial statements. The Borrower has previously furnished to the Administrative Agent the following pro forma financial statements with respect to Borrower (collectively, the “Borrower Pro Forma Financial Statements”): (i) the unaudited pro forma consolidated statement of income of Borrower and its Subsidiaries for the year ended October 31,2007 and (ii) the unaudited pro forma consolidated balance sheet of Borrower and its Subsidiaries as of October 31, 2007.

The Former Parent Financial Statements fairly present in all material respects the financial condition on a consolidated basis of the entities described in such Financial Statements as of their respective dates and the results of operations and cash flows of the entities described in such Financial Statements for the periods ended on such dates in accordance with GAAP applied on a consistent basis for the periods covered thereby, subject, in the case of interim financial statements, to normal year-end adjustments. The Borrower Pro Forma Financial Statements were derived from the historical audited consolidated financial statements of the Former Parent, and the pro forma adjustments thereto are based on assumptions and adjustments that Borrower believes are reasonable. Since January 31, 2008 and until the date of this Agreement, there has been no change that would have a Material Adverse Effect.
SECTION 3.05 No Undisclosed Liabilities. Except as set forth in Schedule 3.05, the Borrower and its Subsidiaries have no material liabilities or obligations of any nature except for (i) liabilities or obligations reflected or reserved against in the Borrower Pro Forma Financial Statements or in the financial statements most recently delivered by the Borrower pursuant to Section 5.01and (ii) current liabilities incurred in the ordinary course of business since the date of such financial statements.
SECTION 3.06 Litigation. As of the date of this Agreement, Schedule 3.06 briefly describes each action, suit or proceeding pending before any Governmental Authority or arbitration panel, or to the knowledge of the Borrower threatened, (A) involving the Transactions, or (B) against the Borrower or any of its Subsidiaries or any of their respective officers or directors or affecting the business or assets owned or used by the Borrower or any of its Subsidiaries that, individually or in the aggregate, if adversely determined could reasonably be expected to have a Material Adverse Effect. Since the date of this Agreement, there has been no change in the status of any matter listed on Schedule 3.06 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of a Material Adverse Effect, which has not been disclosed in any filing made by the Borrower with the SEC or which has not been disclosed pursuant to Section 5.02.
SECTION 3.07 Compliance with Law. Except as set forth in Schedule 3.07, in any filing made by the Borrower with the SEC since the date of this Agreement or disclosed pursuant to Section 5.02, (i) to the knowledge of Borrower, each of the Borrower and its Subsidiaries is, and at all times has been, in compliance with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets where the failure to be in compliance could reasonably be expected to result in a Material Adverse Effect, and (ii) neither the Borrower nor any of its Subsidiaries has received any notice of, nor does any of them have knowledge of, the assertion by any Governmental Authority of any such violation or of any obligation of the Borrower or any Subsidiary to undertake any remedial action under any such Law.
SECTION 3.08 [Intentionally left blank].
SECTION 3.09 Properties. Each of the Borrower and its Subsidiaries has good and defensible title to, or valid leasehold interests in, all the properties and assets material to its business, except for irregularities or deficiencies in title that, individually or in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. All such properties and assets are free and clear of all Liens except Permitted Liens.

SECTION 3.10 Intellectual Property. (a) Except as set forth on Schedule 3.10, in any filing made by the Borrower with the SEC since the date of this Agreement or disclosed pursuant to Section 5.02, no Intellectual Property owned by the Borrower or any of its Subsidiaries which is material to its business has been declared invalid or is the subject of a pending or, to the knowledge of the Borrower, threatened action for cancellation or a declaration of invalidity such that the effect of which could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.10, in any filing made by the Borrower with the SEC since the date of this Agreement or disclosed pursuant to Section 5.02, there is no pending judicial proceeding involving any claim, and neither the Borrower nor any of its Subsidiaries has received any written notice or claim, of any infringement, misuse or misappropriation by the Borrower or any of its Subsidiaries of any Intellectual Property that could reasonably be expected to result in a Material Adverse Effect.
(b) To the Borrower’s knowledge, except as set forth in Schedule 3.10, in any filing made by the Borrower with the SEC since the date of this Agreement or disclosed pursuant to Section 5.02, the conduct by the Borrower and its Subsidiaries of their respective businesses as presently conducted does not infringe on, or otherwise violate any Intellectual Property of any Person except where such infringement or violation could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.11 Taxes. All tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all Taxes imposed upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable except, in each case, where such failure could not reasonably be expected to result in a Material Adverse Effect or where such unpaid taxes are being contested in good faith and appropriate reserves made therefor. The Borrower knows of no proposed tax assessment against the Borrower or any of its Subsidiaries that is not being actively contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings and which, if imposed, could reasonably be expected to result in a Material Adverse Effect; provided that, in any such case such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
SECTION 3.12 Environmental Compliance. Except as set forth in Schedule 3.12, in any filing made by the Borrower with the SEC since the date of this Agreement or disclosed pursuant to Section 5.02, and except for such matters that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect,
(a) neither the Borrower nor any of its Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Approval required under any Environmental Law or has become subject to any Environmental Liability.
(b) neither the Borrower nor any of its Subsidiaries has received any notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability;

(c) to the knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries has arranged for the disposal of Hazardous Material at a site listed for investigation or clean-up by any Governmental Authority or in violation of Law;
(d) there is no proceeding pending against the Borrower or any of its Subsidiaries by any Governmental Authority with respect to the presence on or release of any Hazardous Material from any real property or facility currently owned or operated or, to the knowledge of the Borrower, previously owned or operated by the Borrower or any of its Subsidiaries or otherwise used in connection with their respective businesses; and
(e) the Borrower has no knowledge that any Hazardous Material has been or is currently being generated, processed, stored or released (or is subject to a threatened release) from, on or under any real property or facility owned or operated by the Borrower or any of its Subsidiaries, or otherwise used in connection with their respective businesses in a quantity or concentration that would require remedial action under any applicable Environmental Law.
SECTION 3.13 Labor Matters. There are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other comparable Law applicable to them that deals with such matters.
SECTION 3.14 Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
SECTION 3.15 Solvency. Immediately following the making of each Loan on the Closing Date and after giving effect to the application of the proceeds of each Loan, (a) the fair market value of the assets of each Obligor (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities; (b) the present fair saleable value of the property of each Obligor (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities; (c) each Obligor (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities as they become absolute and matured; and (d) each Obligor (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted following the date of this Agreement.
SECTION 3.16 ERISA. Except as disclosed in any filing made by the Borrower with the SEC since the date of this Agreement or disclosed pursuant to Section 5.02, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.17 Subsidiaries. As of the date of this Agreement, Schedule 3.17 lists, for each Subsidiary of the Borrower, its full legal name, its jurisdiction of organization, the number of shares of capital stock or other Equity Interests outstanding, and the owner(s) of such shares or Equity Interests.

SECTION 3.18 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could, if violated or breached by, enforced against, or adversely determined in against, the Borrower or any of its Subsidiaries, reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
ARTICLE IV
Conditions Precedent
SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):
(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b) The Spin Off shall have occurred.
(c) Either (i) the Former Parent Credit Agreement shall have been terminated and all obligations owing to the lenders thereunder shall have been paid or (ii) the Former Parent Credit Agreement and the documents related thereto shall have been amended on terms and conditions satisfactory to the Administrative Agent and the Lenders.
(d) The Administrative Agent shall have received a favorable written opinion addressed to the Administrative Agent and the Lenders and dated the Effective Date, of Fulbright & Jaworski L.L.P., and Riddell Williams, P.S., each as counsel for the Borrower, covering such matters relating to the Borrower, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.
(e) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and its Subsidiaries, the authorization of the Transactions, the authority of each natural Person executing any of the Loan Documents on behalf of any Obligor and any other legal matters relating to the Borrower, its Subsidiaries, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent.

(f) Each Lender requesting a promissory note evidencing Loans made by such Lender shall have received from the Borrower a promissory note payable to such Lender in substantially the form of Exhibit E hereto.
(g) The Administrative Agent shall have received payment of all fees and other amounts due and payable on or prior to the Effective Date, including reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(h) All material governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby and the continuing operations of the Borrowers and its Subsidiaries shall have been obtained and be in full force and effect.
(i) The Lenders shall have received the Former Parent Financial Statements and the Borrower Pro Forma Financial Statements described in Section 3.04.
(j) The Administrative Agent shall have received reports of UCC, tax and judgment Lien searches conducted by a reputable search firm with respect to each of the Borrower and its Subsidiaries in each location reasonably requested by the Administrative Agent and the information disclosed in such reports shall be reasonably satisfactory to the Administrative Agent.
(k) The Administrative Agent shall have received all documents that it may reasonably request relating to any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.
Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., Houston, Texas time, on April 30, 2008 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a) The representations and warranties of the Borrower set forth in this Agreement or any other Loan Document shall be deemed to have been made as a part of said request for each Borrowing and shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent same relates to an earlier date in which case it shall be true and correct as of such earlier date.

(b) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or the Issuing Lender and the Administrative Agent shall have received a request for the issuance of a Letter of Credit as required by Section 2.05(b).
(c) At the time of, and immediately after giving effect to, such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
ARTICLE V
Affirmative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower, for itself and its Subsidiaries, and each Guarantor, for itself, covenant and agree with the Lenders that:
SECTION 5.01 Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, shareholders’ equity and cash flows as of the end of and for such year, together with comparative figures for the immediately preceding fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, in each case, as of the date indicated;
(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, shareholder’s equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, in each case as of the date indicated, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any physical delivery of financial statements under clause (a) or (b) above or within 5 Business Days following any such financial statements that have been furnished hereunder pursuant to electronic filing as permitted pursuant to Section 5.01(e), as the case may be, a Compliance Certificate in the form of Exhibit F executed by a Financial Officer of the Borrower (i) certifying as to the matters required to be certified by such Financial Officer pursuant to clause (a) or (b) above, as applicable, (ii) certifying to the best of his or her knowledge as to whether a Default has occurred and is then continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.15 and 6.16, (iv) attaching a copy of the current organizational chart of the Borrower and its Subsidiaries as of the date of such Compliance Certificate which shall include the information required by Section 3.17 and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the last audited financial statements delivered pursuant to clause (a) above which were applied in the preparation of such financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d) concurrently with any delivery of financial statements under clause (a) above, a report of the accounting firm that reported on such financial statements stating (i) whether they obtained knowledge during the course of their examination of such financial statements of any Default (which report may be limited to the extent required by accounting rules or guidelines);
(e) promptly after the same become available, copies of (a) all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission (the “SEC”), or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, and (b) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries; provided, that the foregoing information, along with the financial statements required to be furnished pursuant to clauses (a) and (b) of this Section 5.01, shall be deemed to have been furnished to the Administrative Agent and to each Lender when filed by Borrower in electronic format with the Securities and Exchange Commission and made available on EDGAR, so long has Borrower has provided notice of any such filing to the Administrative Agent. Upon notice of such filing from the Borrower, the Administrative Agent shall notify each Lender of such filing (which notice may be posted on Intralinks);
(f) within 90 days following the commencement of each fiscal year, a projected consolidated balance sheet for the Borrower and its Subsidiaries as of the last day of such fiscal year and each additional fiscal year thereafter through and including the Revolving Credit Termination Date, along with the related projected statements of consolidated income, shareholder’s equity and cash flows for such fiscal year;
(g) promptly following receipt of any complaint, order, citation, notice or other written communication from any Person with respect to, or upon any Obligor’s obtaining knowledge of, (i) the existence or alleged existence of a violation of any applicable Environmental Law or any Environmental Liability in connection with any property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries, (ii) any release of Hazardous Materials on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, and (iii) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each case in which there is a reasonable likelihood of an adverse decision or determination that could result in a Material Adverse Effect. Such notice shall contain a certificate of an executive officer of such Obligor, setting forth, in reasonable detail, such matter and the actions, if any, that such Obligor is required or proposes to take; and

(h) promptly after Moody’s, S&P or Fitch shall have announced a change in the Credit Rating established by such rating agency, written notice of such rating change;
(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; and
(j) promptly following receipt thereof, copies of all reports and comment letters from its independent public accountants to the Borrower or any of its Subsidiaries, their respective Boards of Directors (or equivalent governing body) or any committee thereof with respect to the financial statements described in Section 5.01(a).
SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender promptly, and, in any event, within five Business Days after Borrower’s knowledge thereof, written notice of the following:
(a) the occurrence of any Default or Event of Default;
(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity or enforceability of the Loan Documents;
(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000;
(d) any default by the Borrower under any Material Contract, together with a description of the nature of such default; and
(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and maintain its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not allow or prohibit any merger, consolidation, liquidation or dissolution to the extent same is or is not permitted under Section 6.03.

SECTION 5.04 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith, and if so required, by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) maintain all property material to the conduct of its business in good working order and condition, in accordance with industry practice, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, except to the extent reasonable self insurance meeting the foregoing standards is maintained.
SECTION 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case, subject to applicable safety standards, applicable privilege and confidentiality restrictions, and restrictions of owners of such records or properties who are neither the Borrower nor any Subsidiary.
SECTION 5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all Laws (including Environmental Laws as more fully set forth in Section 5.12, below) and Orders applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or where such requirement of Law or Order is being contested in good faith or a bona fide dispute exists with respect thereto.
SECTION 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to (i) pay expenses, liabilities and fees incurred in connection with the Spin Off; (ii) pay the fees, expenses and other transaction costs of the transactions contemplated hereby; and (iii) fund working capital needs and for general corporate purposes of the Borrower and its Subsidiaries (including Business Acquisitions permitted pursuant to Section 6.10). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the working capital needs and general corporate obligations of the Borrower and its Subsidiaries relating to their respective lines of business.

SECTION 5.09 Additional Guarantees. Within 30 days after any Person becomes a Subsidiary, the Borrower shall, and shall cause such Subsidiary to execute and deliver a Joinder Agreement and to deliver to the Administrative Agent such other documents relating to such Subsidiary as the Administrative Agent may reasonably request; provided that (i) no Foreign Subsidiary shall be required to deliver such an agreement and (ii)  the Administrative Agent and the Borrower may agree in writing that one or more Subsidiaries may be excluded from such requirement.
SECTION 5.10 Compliance with ERISA. In addition to and without limiting the generality of Section 5.07, the Borrower shall, and shall cause its Subsidiaries to, (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in Section 3(3) of ERISA), (b) not take any action or fail to take action the result of which could be (i) a liability to the PBGC or (ii) a past due liability to any Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or any tax under the Code, (d) operate each employee benefit plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code except to the extent, in each case, where such failure to comply would not reasonably be expected to result in a Material Adverse Effect. The Borrower and each Subsidiary shall furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any employee benefit plan sponsored, maintained or contributed to by any of said Persons, as may be reasonably requested by the Administrative Agent.
SECTION 5.11 Compliance With Agreements. The Borrower shall, and shall cause its Subsidiaries to, comply in all respects with each material term, condition and provision of all Material Contracts to be performed or observed by it except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that the Borrower or any such Subsidiary may contest any such Material Contract in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.
SECTION 5.12 Compliance with Environmental Laws; Environmental Reports. In addition to and without limiting the generality of Section 5.07, the Borrower shall, and shall cause its Subsidiaries to, (i) comply in all material respects with all Environmental Laws applicable to its operations and real property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (ii) obtain and renew all material Governmental Approvals required under Environmental Laws applicable to its operations and real property; and (iii) conduct any legally required Response in accordance with applicable Environmental Laws; provided that neither the Borrower nor any of its Subsidiaries shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower, for itself and its Subsidiaries, and each Guarantor, for itself, covenant and agree with the Lenders that:
SECTION 6.01 Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(a) Indebtedness created hereunder or under any of the Loan Documents, including increases, renewals, extensions and refinancings hereof or thereof;
(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness on terms taken as a whole no more restrictive in any material respect on such Person than such existing Indebtedness that do not increase the outstanding principal amount thereof except for fees and expenses reasonably incurred, in connection with such extension, renewals, refinancings or replacements, plus an amount equal to any unutilized commitment thereunder;
(c) Indebtedness of the Borrower to any Guarantor and of any Guarantor to the Borrower or any other Guarantor;
(d) guarantees by the Borrower of Indebtedness of any Guarantor and by any Subsidiary of Indebtedness of the Borrower or any other Guarantor, to the extent such Indebtedness is permitted hereunder;
(e) Indebtedness incurred to finance the acquisition, construction, repair or improvement of any fixed or capital assets, including Capital Lease Obligations, and Indebtedness assumed in connection with the acquisition, construction, repair or improvement of any such assets, and in each case, including renewals, extensions, refinancings and replacements therefore; provided that (i) such Indebtedness is incurred or assumed prior to or within 270 days after such acquisition or the commencement of commercial operation of such construction, repair or improvement and (ii) the aggregate outstanding principal amount of all Indebtedness permitted by this clause (e) shall not at any time exceed 5% of Consolidated Net Worth determined as of the end of the fiscal quarter most recently ended;
(f) Indebtedness of any Person that becomes a Subsidiary after the date hereof; including renewals, extensions, and refinancings thereof, provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) neither the Borrower nor any of its other Subsidiaries nor any of their assets have any liability for the repayment thereof;

(g) other unsecured Indebtedness of Borrower or its Subsidiaries so long as (i) Borrower demonstrates compliance with Sections 6.15 and 6.16 immediately before the incurrence thereof and demonstrates pro forma compliance with Sections 6.15 and 6.16 immediately after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom, (ii) the financial covenants, if any, for such Indebtedness are set at or outside of comparable covenants in the Loan Documents, (iii) no payments in respect of scheduled principal amortization of such Indebtedness are required prior to the Revolving Credit Termination Date and (iv) if a public debt issuance, such Indebtedness shall be subject to customary market terms and conditions for comparable public debt issuances (but shall not be limited to such terms if final negotiated terms are less restrictive and more favorable to the issuer and any guarantors);
(h) Investments constituting Indebtedness that are permitted under Section 6.05; and
(i) financing extended pursuant to Factoring Programs permitted under Section 6.17, to the extent such financing constitutes Indebtedness.
SECTION 6.02 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or rights in respect of any thereof, except for Permitted Liens.
SECTION 6.03 Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:
(a) any Subsidiary may merge or dissolve into the Borrower in a transaction in which the Borrower is the surviving corporation,
(b) any Subsidiary may merge or dissolve into any other Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary which is in compliance with Section 5.09;
(c) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;
(d) the Borrower or any Subsidiary may change its State of incorporation if it is a corporation, or its state of formation if other than a corporation, by merging itself into a newly formed corporation or other entity, as the case may be, which is a wholly owned Subsidiary of the Borrower or such Subsidiary, provided that the Borrower shall promptly notify the Administrative Agent of any such change in the State of incorporation of the Borrower or any Subsidiary, and provided, however, in no event shall the foregoing permit the Borrower or any Subsidiary to change its business entity status (e.g., from a corporation to a partnership, etc.) without the prior consent of the Required Lenders; and
(e) the Borrower or any Subsidiary may merge with another Person to effectuate a Business Acquisition permitted by Section 6.10; provided that the surviving entity (i) is the Borrower, (ii) is an existing Guarantor or (iii) becomes a Subsidiary pursuant to such Business Acquisition and becomes a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement to become effective immediately upon the effectiveness of such merger.

SECTION 6.04 Asset Sales. The Borrower will not, and will not permit any Subsidiary to, make any Asset Sale except that in no event shall the foregoing directly or indirectly restrict or prohibit any of the following, to the extent any shall constitute an Asset Sale:
(a) inventory sold in the ordinary course of business;
(b) the sale, transfer, lease or other disposition of the assets of a Subsidiary to the Borrower or to another wholly owned Subsidiary which is in compliance with Section 5.09;
(c) dispositions of accounts receivable and related rights pursuant to any Factoring Program permitted under Section 6.17; and
(d) Asset Sales not otherwise permitted under this Section 6.04 (other than Asset Sales described in paragraph (c) above) so long as (i) no Default or Event of Default shall be continuing, (ii) such Asset Sale is for cash consideration, (iii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iv) the Borrower demonstrates pro forma compliance with Section 6.15 and Section 6.16 immediately after giving effect to such Asset Sale.
SECTION 6.05 Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make or hold an Investment in any other Person, except:
(a) Permitted Investments;
(b) Investments by the Borrower or any Subsidiary in the Equity Interests of its wholly owned domestic Subsidiaries, or Investments in the Equity Interests of any non wholly owned domestic Subsidiary which would result in such Subsidiary becoming a wholly owned domestic Subsidiary;
(c) intercompany loans or advances to the extent permitted under Section 6.01;
(d) Investments in respect of Swap Agreements to the extent such Swap Agreements are permitted under Section 6.06;
(e) Business Acquisitions permitted by Section 6.10;
(f) Investments existing on the date hereof and described in Schedule 6.05;
(g) Investments consisting of extensions of credit, prepayments, security deposits or similar transactions entered into in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss or received in connection with the bankruptcy or reorganization of its customers and suppliers;

(h) loans and advances to employees, officers and directors of the Borrower or any of its Subsidiaries for ordinary business purposes in an aggregate amount not to exceed $2,000,000 at any time outstanding;
(i) Guarantees permitted by Section 6.01, and (ii) guarantees by the Borrower or any Subsidiary for the performance or payment obligations of the Borrower or any Subsidiary, which obligations were incurred in the ordinary course of business and do not constitute Indebtedness;
(j) Investments in any Person to the extent such Investment represents the non-cash portion of consideration received for a disposition of any property that was made pursuant to and in compliance with Section 6.04 above; and
(k) provided that no Default or Event of Default has occurred and is continuing at the time any such Investment is made, Investments in Foreign Subsidiaries and other Investments not described above in an aggregate cumulative amount not to exceed $100,000,000, it being understood that such Investments may be made in the form of cash or other property (i.e., non-cash property may be contributed to a joint venture or other entity). For purposes of determining the foregoing $100,000,000 limitation, the amount of any Investment made in cash shall be the amount of cash so invested, the amount of any Investment made using non-cash property shall be the book value of such property as reflected on Borrower’s consolidated financial statements immediately before such Investment is made and Investments consisting of Indebtedness shall be determined in relation to the amount thereof outstanding.
SECTION 6.06 Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except Swap Agreements entered into to: (a) hedge or mitigate raw material and supply cost risks to which the Borrower or any Subsidiary has actual exposure in the conduct of its business or the management of its liabilities, (b) hedge or mitigate interest rates with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries) or (c) hedge or mitigate foreign exchange or currency risk in connection with any obligation of Borrower or any Subsidiary incurred in connection with the operation of its business.
SECTION 6.07 Restricted Payments. Upon the occurrence and during the continuance of a Default or Event of Default, the Borrower will not declare or make any Restricted Payments.
SECTION 6.08 Transactions with Affiliates. Except as set forth in Schedule 6.08, the Borrower will not, and will not permit any of its Subsidiaries to, enter into any material transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, or providing for the payment of any management or other fee, with any Affiliate of the Borrower or any Subsidiary except (i) transactions otherwise permitted under this Agreement, (ii) transactions upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arms length transaction from unrelated third parties, (iii) transactions between or among Borrower and the Guarantors and not involving any other Affiliates, (iv) transactions between the Borrower and any Subsidiary, or between any Subsidiary and any other Subsidiary, necessary to facilitate a Factoring Program permitted under Section 6.17, (v) Investments permitted under Section 6.05(b), (vi) loans and advances permitted under Section 6.05(h) and Guarantees permitted under Section 6.05(i), (vii) the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans) entered into by the Borrower or any Subsidiary in the ordinary course of its business with its employees, officers and directors, and (viii) fees and compensation to, and indemnity provided on behalf of, officers, directors and employees of the Borrower or any Subsidiary.

SECTION 6.09 Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09, together with any extension, renewal, amendment or modification to the extent it does not expand the scope of any such restriction or condition, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clauses (a) and (b) of this Section shall not apply to any assets that are the subject of a Factoring Program permitted under Section 6.17 and (v) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or Liens permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and shall not apply to customary provisions in leases and other contracts restricting the assignment, encumbrance, sub-letting or transfer of such lease and or contract.
SECTION 6.10 Business Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, make any Business Acquisitions; provided, however, that the Borrower and its Subsidiaries may make Business Acquisitions of businesses described in Section 6.12, so long as (a) no Default or Event of Default has occurred and is continuing and (b) immediately before such acquisition the Borrower demonstrates compliance with Sections 6.15 and 6.16, and immediately after such acquisition the Borrower demonstrates prospective pro forma compliance with Sections 6.15 and 6.16 based on the combined operating results and financial position of the acquisition target and the Borrower and its Subsidiaries and giving effect to reasonably projected savings attributable to personnel reductions, non-recurring maintenance and environmental costs and allocated overhead, provided, however, if after giving effect to such acquisition, the Borrower’s Consolidated Leverage Ratio (determined on a pro forma basis after giving effect to such acquisition) would be greater than 2.50 to 1.0, then the aggregate amount of consideration paid for such acquisition, including any Indebtedness assumed, shall not exceed 15% of Consolidated Net Worth (determined as of the most recent fiscal quarter then ended and without regard to such acquisition).
SECTION 6.11 [Intentionally left blank].

SECTION 6.12 Nature of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business that is substantially different from the business conducted by the Borrower and its Subsidiaries on the Closing Date and businesses reasonably related or complimentary thereto.
SECTION 6.13 Sales and Leasebacks. Except for any Factoring Program permitted by Section 6.04(c), the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired which (i) the Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than the Borrower or any Guarantor) or (ii) the Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to any Person (other than the Borrower or any Guarantor) in connection with such lease.
SECTION 6.14 [Intentionally left blank].
SECTION 6.15 Minimum Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio as of the last day of any fiscal quarter (commencing with the last day of the fiscal quarter ending April 30, 2008) to be less than 3.00 to 1.00.
SECTION 6.16 Maximum Consolidated Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter (commencing with the last day of the fiscal quarter ending April 30, 2008) to exceed 3.25 to 1.00.
SECTION 6.17 Limitation on Factoring Programs. The Borrower will not, and will not permit any Subsidiary to, make any dispositions of accounts receivable and related rights pursuant to any Factoring Program other than pursuant to one or more Factoring Programs that satisfy the requirements as follows: (i) upon entry into the definitive documentation establishing such Factoring Program, (A) no Default or Event of Default shall be continuing and (B) immediately before and after giving effect to such disposition, the Borrower is in compliance with Sections 6.15 and 6.16, (ii) the aggregate outstanding principal (or equivalent) amount of financing extended to the Borrower and its Subsidiaries pursuant to all Factoring Programs is not, at any time, greater than $20,000,000 and (iii) such accounts receivable consist only of accounts receivable as to which Borrower or its Subsidiaries has earned the right to payment on or before the date on which the proceeds of such Factoring Program are advanced to Borrower or its Subsidiaries, it being understood that any portion of a Factoring Program which advances proceeds on accounts receivable for which payment has yet to be earned shall not be permitted by this Section 6.17. The restrictions in this Section 6.17 shall not apply to accounts receivable sold pursuant to an arrangement in which the buyer of such accounts receivable has no credit recourse against Borrower or its Subsidiaries so long as Borrower or its Subsidiaries shall have earned the right to payment with respect to such accounts receivable on or before the date on which they are sold.

ARTICLE VII
Events of Default and Remedies
SECTION 7.01 Events of Default. If any of the following events (each an “Event of Default”) shall occur:
(a) the Borrower shall fail to pay (i) when and as the same shall become due and payable herein, any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, or (ii) within three Business Days after the same shall become due and payable herein, any interest on a Loan or in respect to a LC Disbursement;
(b) the Borrower shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement, Loan Document or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;
(e) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 7.01) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier of the date on which the Borrower receives notice thereof from the Administrative Agent or the date on which the Borrower became obligated pursuant to Section 5.02 to provide notice of such failure to the Administrative Agent;
(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period;
(g) any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity, or (ii) requires the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
(l) an ERISA Event occurs that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount in excess of $25,000,000;
(m) a Change of Control shall occur;
(n) this Agreement, any Note or any other Loan Document providing for the guaranty or payment of, or security for, the Obligations, or any material provision of any of the foregoing, shall at any time cease to be in full force and effect for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of the Obligations, or a proceeding shall be commenced by any Obligor or any other Person seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation thereof) for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of the Obligations, or any Obligor shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document; or

(o) the Borrower shall fail to pay, on a Non-Consenting Lender Termination Date, the amounts then due to a Non-Consenting Lender pursuant to clauses (ii) through (v) of Section 2.20(e):
then, and in every such event (other than an event with respect to the Borrower described in clause (h), (i) or (o) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different such times: (i) terminate or suspend the Commitments, and thereupon the Commitments shall terminate or suspend immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h), (i) or (o) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest notice of acceleration or the intent to accelerate or any other notice of any kind, all of which are hereby waived by the Borrower, (iii) increase the rate of interest on all Loans as provided in Section 2.12(d), and (iv) exercise any or all of the remedies available to it under any of the Loan Documents, at Law or in equity.
ARTICLE VIII
The Administrative Agent
Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The Lender serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct.

The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower, if no Default or Event of Default has occurred and is continuing (such consent not to be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent with the consent of the Borrower, if no Default or Event of Default has occurred and is continuing (such consent not to be unreasonably withheld), which shall be a bank with an office in Houston, Texas, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
The Lenders identified on the facing page of this Agreement as Co-Lead Arrangers, Syndication Agents, Documentation Agents or any similar titles, if any, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified as Co- Lead Arrangers, Syndication Agents or Documentation Agents (or having any similar title) shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
ARTICLE IX
Subsidiary Guarantee
SECTION 9.01 The Guarantee. Each Guarantor hereby jointly, severally and unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest (including any interest fees, and other amounts that would accrue but for the filing of a petition under Title 11 of the United States Code) on each Loan, whether outstanding now or in the future, and the full and punctual payment of all other Obligations payable by the Borrower or any other Guarantor under the Loan Documents. Upon failure by the Borrower or any other Guarantor to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other Loan Documents. This Guarantee is a guaranty of payment and not of collection. The Lenders shall not be required to exhaust any right or remedy or take any action against the Borrower or any other Person or any collateral. The Guarantor agrees that, as between the Guarantor and the Lenders, the Obligations may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Obligations shall immediately become due and payable by each Guarantor for the purposes of this Guaranty.

SECTION 9.02 Guaranty Unconditional. The obligations of each Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower or any other Guarantor under the Loan Documents, by operation of law or otherwise;
(b) any restatement, modification, amendment or waiver of or supplement to the Loan Documents (including any increase in the Commitments);
(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower or any other Guarantor under the Loan Documents;
(d) any change in the corporate or other organizational existence, structure or ownership of the Borrower or any other Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any other Guarantor or their respective assets or any resulting release or discharge of any obligation of the Borrower or any other Guarantor contained in the Loan Documents;
(e) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Borrower, any other Guarantor, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions;
(f) any invalidity or unenforceability relating to or against the Borrower or any other Guarantor for any reason of the Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other Guarantor of the principal of or interest on any Loan or any other amount payable by the Borrower or any other Guarantor under the Loan Documents; or
(g) any other act or omission to act or delay of any kind by the Borrower, any Guarantor, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor’s or the Borrower’s obligations hereunder or defense of a surety (except for indefeasible payment in full).
SECTION 9.03 Discharge Only upon Payment in Full; Reinstatement In Certain Circumstances. Each Guarantor’s obligations hereunder shall remain in full force and effect until (i) the Commitments shall have terminated and the principal of and interest on the Loans and all other amounts payable by the Obligors under the Loan Documents shall have been indefeasibly paid in full or (ii) it has been released pursuant to Section 9.08, whichever event is the earlier to occur. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Obligors under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, each Guarantor’s obligations (other than those of a Guarantor that was released pursuant to Section 9.08) hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time. The Guarantors (other than any Guarantor that was released pursuant to Section 9.08) jointly and severally agree to indemnify each Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith or willful misconduct of such Lender.

SECTION 9.04 Waiver by Each Guarantor. Each Guarantor irrevocably waives acceptance hereof, diligence, presentment, demand, protest, notice of acceleration or the intent to accelerate and any other notice not provided for in this Article, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Guarantor or any other Person. Each Guarantor hereby waives any rights it may have pursuant to Rule 31, Texas Rules of Civil Procedure; Section 17.001 of the Texas Civil Practice and Remedies Code and Chapter 34 of the Texas Business and Commerce Code. Each Guarantor hereby waives any right to notice of the creation, advancement, increase, existence, extension, renewal, rearrangement and/or modification of the Obligations.
SECTION 9.05 Subrogation. Each Guarantor shall be subrogated to all rights of the Lenders, the Administrative Agent and the holders of the Loans against the Borrower in respect of any amounts paid by such Guarantor pursuant to the provisions of this Article IX; provided that such Guarantor shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of and interest on the Loans and all other sums at any time payable by the Borrower under the Loan Documents shall have been indefeasibly paid in full. If any amount is paid to the Guarantor on account of subrogation rights under this Guaranty at any time when all the Obligations have not been indefeasibly paid in full, the amount shall be held in trust for the benefit of the Lenders and shall be promptly paid to the Administrative Agent to be credited and applied to the Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement.
SECTION 9.06 Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Obligor under the Loan Documents is stayed upon insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by each Guarantor hereunder forthwith on demand by the Administrative Agent made at the request of the requisite proportion of the Required Lenders.
SECTION 9.07 Limit of Liability. The obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.
SECTION 9.08 Release upon Sale. Upon any sale of a Guarantor (whether by disposition of Equity Interests, merger, disposition of all or substantially all of its assets or otherwise) not prohibited by this Agreement, such Guarantor shall automatically and without further action by any Lender or the Administrative Agent be released from its obligations under each Loan Document, including as a Guarantor hereunder, and the Administrative Agent will, at the expense of Borrower, execute and deliver such documents as are reasonably necessary to evidence said release. Borrower shall give written notice to the Administrative Agent promptly following any sale giving rise to a release pursuant to this Section 9.08.

SECTION 9.09 Benefit to Guarantor. Each Guarantor acknowledges that the Loans made to the Borrower will be, in part, re-loaned to, or used for the benefit of, such Guarantor and its Affiliates, that each Guarantor, because of the utilization of the proceeds of the Loans, will benefit directly or indirectly from the Loans and that such Loans will directly or indirectly benefit its operations and its ability to carry on its business as presently conducted.
ARTICLE X
Miscellaneous
SECTION 10.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)	if to the Borrower, to:

Quanex Building Products Corporation 1900 West Loop South, Suite 1500 Houston, Texas 77027 Attention: Vice President - Treasurer Telecopy No.: (713) 993-0591 Telephone No.: (713) 877-5342

(ii)	if to a Guarantor, to it in care of the Borrower;

(iii)	if to the Administrative Agent or Swingline Lender (for borrowing requests ONLY), to

Wells Fargo Bank, National Association 1700 Lincoln Denver, Colorado 80203 Attention: Kacey Maupin Telecopy No.: (303) 863-5533 Telephone No.: (303) 863-5460

(iv)	if to the Administrative Agent, Issuing Lender or Swingline Lender (for other than borrowing requests), to

Wells Fargo Bank, National Association 1000 Louisiana, 3rd Floor Houston, Texas 77002 Attention: Warren R. Ross Telecopy No.: (713) 739-1082 Telephone No.: (713) 319-1358

(v)
if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire; provided, however, that any financial statements, other information or notice required to be delivered by the Borrower to a Lender may be furnished or delivered by the Borrower to the address for such Lender as furnished to the Borrower by the Administrative Agent.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 10.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.
(b) Except as otherwise provided herein, neither this Agreement nor the other Loan Documents nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, provided, that only the consent of parties thereto shall be necessary to amend the Fee Letter, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,

(v) change any of the provisions of this Section 10.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) in the event any collateral is pledged as security for the Obligations, release any significant portion of such collateral without the written consent of each Lender, provided, that nothing herein shall prohibit the Administrative Agent from releasing any collateral, or require the consent of the other Lenders for such release, in respect of items sold, transferred or otherwise disposed of to the extent such sale, transfer or disposal is permitted or not prohibited under any of the Loan Documents, (vii) release any Guarantees without the written consent of each Lender (other than in connection with any transactions permitted by the Loan Documents) or (viii) modify the definition of Interest Period to permit a period of longer than six (6) months; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be. For purposes of this Section 10.02, it is agreed that the Lenders having Commitments or outstanding balances within a Class of Loans will be the Lenders affected by changes described in clauses (ii) and (iii) above with respect to such Class.
(c) Notwithstanding anything to the contrary herein, no Lender that has failed to fund any amount or pay over any amount that, in either case, it is required to do so hereunder, and such non- compliance remains uncured shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any other Loan Document, nor shall any such Lender’s vote or status as a Lender be required in determining majority, unanimity or other condition or effect of any vote except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
SECTION 10.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel and consultants for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, due diligence undertaken by the Administrative Agent with respect to the financing contemplated by this Agreement, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Lender or any Lender, including the fees, charges and disbursements of counsel and consultants for the Administrative Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the Commitment Letter dated January 29, 2008 (the “Commitment Letter”), among the Borrower and Wells Fargo, or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any real property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Lender or the Swingline Lender in its capacity as such.
(d) To the extent permitted by applicable Law, the Borrower and the Guarantors shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e) All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 10.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and
(B) the Administrative Agent, the Issuing Lender and the Swingline Lender, provided that no such consent shall be required for an assignment of any Revolving Loan Commitment to an assignee that is a Lender or an Affiliate of a Lender with a Revolving Loan Commitment immediately prior to giving effect to such assignment;
(ii) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender from an assigning Lender that has retained a Commitment of at least $10,000,000 or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in committed revolving credit loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice, and at any time and from time to time, the Borrower may request and receive from the Administrative Agent a copy of the Register then in effect.
(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that the Participant shall be bound by Section 10.12 as if it were a Lender, and that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.
(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.
(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and all costs, fees and expenses related to such pledge, including the release thereof, shall be for the sole account of such Lender without, for the avoidance of doubt, direct or indirect reimbursement therefor from Borrower or any other Obligor.
SECTION 10.05 Survival. All covenants, agreements, representations and warranties made by the Borrower and the Guarantors in the Loan Documents shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts and may be delivered in original or facsimile or electronic form (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of an original manually executed counterpart of this Agreement.
SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Guarantor against the then-matured (whether by reason of acceleration or otherwise) portion of any and all of the obligations of the Borrower and the Guarantors now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the Loan Documents shall be construed in accordance with and governed by the law of the State of Texas without regard to any choice-of-law provisions that would require the application of the law of another jurisdiction.
(b) Each Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 500 (1993 version), and any amendment to, or successor of, such publication (the “UCP 500”) and, to the extent not inconsistent with the UCP 500, the laws of the State of Texas, and in the event that the provisions of the UCP 500 conflict with the laws of the State of Texas, then to the extent permitted by Law, the provisions of the UCP 500 shall control; provided that any Letter of Credit may be governed by such other law, convention or practice, or such exceptions as the Borrower may reasonably request in the related Letter of Credit application, subject to the approval of the Issuing Lender in its sole discretion.

(c) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the State courts of Texas sitting in Harris County and of the United States District Court of the Southern District of Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State or, to the extent permitted by Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
(d) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
SECTION 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 10.12 Confidentiality. Each of the Administrative Agent, the Issuing Lender and the Lenders for itself and its Related Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and will agree to maintain such confidences as a continuing condition to its receipt of such Information), (b) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in each such case, such Person shall notify the Borrower of such occurrence as soon as reasonably possible following the service of any such process on such Person), (c) to any other party to this Agreement,

(d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (f) with the consent of the Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrower. Notwithstanding anything herein to the contrary, Information shall not include, and each Lender (and each employee, representative or other agent of any Lender) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Lender relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the transactions contemplated hereby as well as other Information, this sentence shall only apply to such portions of the document or similar items that relate to such tax treatment or tax structure. For the purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary, or any Affiliate of them, or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information provided that such Person exercises at least a reasonable standard of care.
SECTION 10.13 Interest Rate Limitation. It is the intention of the Administrative Agent, Issuing Lender, each Lender, the Borrower and each Guarantor to conform strictly to any applicable usury laws. Accordingly, notwithstanding anything in any Loan Document to the contrary, if any party hereto contracts for, charges, receives, reserves, collects or takes any consideration from the Borrower or any other Obligor which constitutes interest in excess of the maximum amount permitted by applicable law or of the Maximum Rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the loans made hereunder by such Lender to the Borrower or be refunded to such Obligor, and in no event shall any Person ever be liable for the payment of unearned interest on, or in respect or any part of, the Obligations. In calculating all sums paid or agreed to be paid to any party hereto by a Borrower or any other Obligor for the use, forbearance, or detention of money under the Loan Documents, (x) such amounts shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread in equal parts throughout the term of the Loan Documents, (y) the parties shall, to the maximum extent not prohibited by applicable law, characterize any nonprincipal payment as an expense, fee or premium rather than interest, and (z) the parties shall exclude voluntary prepayments and the effects thereof. To the extent lawful, the consideration that would have been payable in respect of such Loan but was not payable as a result of the operation of this paragraph shall be cumulated and the consideration payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. The parties hereto expressly agree that Chapter 346 of the Texas Finance Code (which relates to open-end line of credit revolving loan accounts) shall not apply to any Loan Document or any Obligation, and that none of the same shall be governed by Chapter 346 or subject to its provisions in any manner whatsoever.
SECTION 10.14 USA Patriot Act. Each Lender hereby notifies the Obligors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and any other information that will allow such Lender to identify any Obligor in accordance with the Patriot Act.
SECTION 10.15 FINAL AGREEMENT OF THE PARTIES. This is the final agreement of the parties regarding the matters herein expressed, and there are no oral agreements in regard hereto. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.
[Signatures begin on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER: QUANEX BUILDING PRODUCTS CORPORATION
By:
Name:
Title:

GUARANTORS: NICHOLS ALUMINUM LLC, NICHOLS ALUMINUM-ALABAMA LLC, QUANEX HOMESHIELD LLC, COLONIAL CRAFT LLC, IMPERIAL PRODUCTS LLC, and VL INVESTORS I, LLC, each a Delaware limited liability company
By:
Name:
Title:

GUARANTORS (continued): BESTEN EQUIPMENT, INC. and TRUSEAL TECHNOLOGIES, Inc., each a Delaware corporation
By:
Name:
Title:

[Signature page to $270,000,000 Senior Unsecured Revolving Credit Facility
among Quanex Building Products Corporation, as Borrower, the Guarantors and Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent]

GUARANTORS (continued): MIKRON INDUSTRIES, INC., a Washington corporation
By:
Name:
Title:

MIKRON WASHINGTON LLC, a Washington limited liability company
By:
Name:
Title:

[Signature page to $270,000,000 Senior Unsecured Revolving Credit Facility
among Quanex Building Products Corporation, as Borrower, the Guarantors and Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent]

ADMINISTRATIVE AGENT: WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

[Signature page to $270,000,000 Senior Unsecured Revolving Credit Facility
among Quanex Building Products Corporation, as Borrower, the Guarantors and Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent]

LENDERS: WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

[Signature page to $270,000,000 Senior Unsecured Revolving Credit Facility
among Quanex Building Products Corporation, as Borrower, the Guarantors and Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent]

LENDERS (continued): BANK OF AMERICA, N.A.
By:
Name:
Title:

[Signature page to $270,000,000 Senior Unsecured Revolving Credit Facility
among Quanex Building Products Corporation, as Borrower, the Guarantors and Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent]

LENDERS (continued): SUNTRUST BANK
By:
Name:
Title:

[Signature page to $270,000,000 Senior Unsecured Revolving Credit Facility
among Quanex Building Products Corporation, as Borrower, the Guarantors and Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent]

LENDERS (continued): BMO CAPITAL MARKETS FINANCING, INC.
By:
Name:
Title:

[Signature page to $270,000,000 Senior Unsecured Revolving Credit Facility
among Quanex Building Products Corporation, as Borrower, the Guarantors and Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent]

LENDERS (continued): US BANK NATIONAL ASSOCIATION
By:
Name:
Title:

[Signature page to $270,000,000 Senior Unsecured Revolving Credit Facility
among Quanex Building Products Corporation, as Borrower, the Guarantors and Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent]

LENDERS (continued): PNC BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

[Signature page to $270,000,000 Senior Unsecured Revolving Credit Facility
among Quanex Building Products Corporation, as Borrower, the Guarantors and Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent]

LENDERS (continued): THE NORTHERN TRUST COMPANY
By:
Name:
Title:

[Signature page to $270,000,000 Senior Unsecured Revolving Credit Facility
among Quanex Building Products Corporation, as Borrower, the Guarantors and Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent]

LENDERS (continued): UNION BANK OF CALIFORNIA, N.A.
By:
Name:
Title:

[Signature page to $270,000,000 Senior Unsecured Revolving Credit Facility
among Quanex Building Products Corporation, as Borrower, the Guarantors and Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent]

LENDERS (continued): CHANG HWA COMMERCIAL BANK, LTD.- NEW YORK BRANCH
By:
Name:
Title:

[Signature page to $270,000,000 Senior Unsecured Revolving Credit Facility
among Quanex Building Products Corporation, as Borrower, the Guarantors and Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent]

Schedule 1.01(A)
The Commitments

Commitment
Name of Bank	Amount
Wells Fargo Bank, National Association	$60,000,000
Bank of America, N.A.	$60,000,000
SunTrust Bank	$35,000,000
BMO Capital Markets Financing, Inc.	$30,000,000
US Bank National Association	$25,000,000
PNC Bank, National Association	$25,000,000
The Northern Trust Company	$15,000,000
Union Bank of California, N.A.	$15,000,000
Chang Hwa Commercial Bank, Ltd. — New York Branch	$5,000,000

Total	$270,000,000

Schedule 1.01(A), Page 1

Schedule 1.01(B)
Existing Liens

Jurisdiction
		and Filing	Financing Statement
		Office of Lien	File Number
	Entity	Search	and Filing Date	Secured Party	Collateral
1.	Quanex Corporation	Delaware Secretary of State	31985954 filed on 07/31/03	Cupertino National Bank c/o Greater Bay Capital	Forklift

			43681618 filed on 12/30/04	NMHG Financial Services Inc.	Leased equipment

			50414004 filed on 02/07/05	Air Liquide Industrial U S LP	Generator

			50804477 filed on 03/14/05	Caterpillar Financial Services Corporation	Caterpillar Model 950GII Wheel Loader

			52616887 filed on 08/23/05	FCC Equipment Financing, Inc.	Lift Truck

			61531276 filed on 05/05/06	Tennessee Commerce Bank	Leased equipment

			62143196 filed on 06/22/06	FCC Equipment Financing, Inc.	Industrial lift truck

			62367670 filed on 07/10/06	FCC Equipment Financing, Inc.	Industrial lift truck

			63134608 filed on 09/11/06	U.S. Bancorp	Leased equipment

			63134681 filed on 09/11/06	U.S. Bancorp	Leased equipment

			63134715 filed on 09/11/06	U.S. Bancorp	Leased equipment

			63436508 filed on 10/04/06	NMHG Financial Services Inc.	Leased Equipment

Schedule 1.01(B), Page 1

Jurisdiction
		and Filing	Financing Statement
		Office of Lien	File Number
	Entity	Search	and Filing Date	Secured Party	Collateral
			63631926 filed on 10/19/2006	U.S. Bancorp	Leased Digital Copier

			63711371 filed 10/25/2006	U.S. Bancorp	Leased Copier

			73191813 filed 08/21/2007	U.S. Bancorp	Leased Equipment

			74407317 filed 11/19/2007	U.S. Bancorp	Leased Equipment

			74407325 filed 11/19/2007	U.S. Bancorp	Leased Equipment

			74407333 filed 11/19/2007	U.S. Bancorp	Leased Equipment

			74407358 filed 11/19/2007	U.S. Bancorp	Leased Equipment

			74407366 filed 11/19/2007	U.S. Bancorp	Leased Equipment

			74407374 filed 11/19/2007	U.S. Bancorp	Leased Equipment

			81198223 filed 04/04/2008	U.S. Bancorp	Leased Equipment

2.	TruSeal Technologies, Inc.	Delaware Secretary of State	62970788 filed on 08/25/06	Toyota Motor Credit Corporation	Leased forklift

3.	Colonial Craft LLC, f/k/a Colonial Craft, Inc.	Delware Secretary of State	Clear

4.	Besten Equipment, Inc.	Delaware Secretary of State	Clear

5.	Imperial Products LLC, f/k/a Imperial Products, Inc.	Delaware Secretary of State	Clear

Schedule 1.01(B), Page 2

Jurisdiction
		and Filing	Financing Statement
		Office of Lien	File Number
	Entity	Search	and Filing Date	Secured Party	Collateral
6.	Nichols Aluminum - Alabama LLC, f/k/a Nichols Aluminum - Alabama, Inc.	Delaware Secretary of State	31760696 filed on 07/11/03	Thompson Tractor Co., Inc.	Caterpillar GC70K

			31975095 filed on 07/31/03	Thompson Tractor Co., Inc.	Caterpillar GC70K

			41948332 filed on 07/12/04	Noble Americas, Inc.	Consigned inventory

7.	Nichols Aluminum LLC, f/k/a Nichols Aluminum, Inc.	Delaware Secretary of State	74494356 filed on 11/28/2007	JB Commodities (Overseas) Ltd.	Aluminum on Consignment

			74813894 filed on 12/20/2007	JB Commodities (Overseas) Ltd.	Aluminum on Consignment

8.	Quanex Homeshield LLC, f/k/a Quanex Homeshield, Inc.	Delaware Secretary of State	Clear

9.	VL Investors I, LLC	Delaware Secretary of State	Clear

10.	Mikron Industries, Inc.	Washington Secretary of State	200320530427 filed on 07/24/03	Toyota Motor Credit Corporation	Toyota Cascade Sideshifters

			200408633446 filed on 03/26/04	CIT Technology Financing Services, Inc.	Leased copiers

			200427873861 filed on 09/20/04	Toyota Motor Credit Corporation	Leased Cascade Sideshifter

			200432921359 filed on 11/24/04	Ricoh Customer Finance Corp.	Leased copiers

Schedule 1.01(B), Page 3

Jurisdiction
	and Filing	Financing Statement
	Office of Lien	File Number
Entity	Search	and Filing Date	Secured Party	Collateral
		200436617081 filed on 12/31/04	Ricoh Customer Finance Corp.	Leased printers

		200508343689 filed on 03/24/05	NMHG Financial Services, Inc.	Leased equipment

		200524186277 filed on 08/29/05	Toyota Motor Credit Corporation	Forklift

		200524189025 filed on 08/29/05	Toyota Motor Credit Corporation	Forklift

		200527888390 filed on 10/05/05	Toyota Motor Credit Corporation	Leased forklifts

		200530152815 filed on 10/28/05	Toyota Motor Credit Corporation	Toyota Model 7FGU32 Backup Alarms

		200603925568 filed on 02/08/06	Toyota Motor Credit Corporation	Leased forklift

		200619370567 filed on 07/12/06	Marlin Leasing Corp.	Leased equipment

		200621219106 filed on 07/31/06	Toyota Motor Credit Corporation	Leased forklift

		200707275651 filed on 03/13/07	NMHG Financial Services, Inc.	Leased equipment

		200708612721 filed on 03/26/07	Alliance Bank	Sideloaders

Schedule 1.01(B), Page 4

Jurisdiction
		and Filing	Financing Statement
		Office of Lien	File Number
	Entity	Search	and Filing Date	Secured Party	Collateral
			200714394390 filed on 05/23/07	Toyota Motor Credit Corporation	Leased equipment

			200714394406 filed on 05/23/07	Toyota Motor Credit Corporation	Leased equipment

			200722638639 filed on 08/14/07	Toyota Motor Credit Corporation	Leased forklifts

			200722638646 filed on 07/31/06	Toyota Motor Credit Corporation	Leased forklifts

			200805911529 filed on 02/28/08	Industrial Air Centers, Inc.	Equipment financing

15.	Mikron Washington LLC	Washington Secretary of State	Clear

Schedule 1.01(B), Page 5

Schedule 2.05
Existing Letters of Credit

BANK/GUARANTOR	NUMBER	BENEFICIARY	AMOUNT ($)

US Bank	SLCW123871	US Bank, Milwaukee	1,420,712.33

Bank of America	193363	US Bank, National Association	1,268,493.15

Wells Fargo	NZS589399	State of Washington, Dept. of Labor and Industries	1,153,000.00

Schedule 2.05, Page 1

Schedule 3.03
Violation of Agreements or Governmental Approvals
None.

Schedule 3.03, Page 1

Schedule 3.05
Undisclosed Liabilities
None.

Schedule 3.05, Page 1

Schedule 3.06
Litigation
None.

Schedule 3.06, Page 1

Schedule 3.07
Compliance with Law
None.

Schedule 3.07, Page 1

Schedule 3.10
Claims Against Intellectual Property
None.

Schedule 3.10, Page 1

Schedule 3.12
Environmental Compliance
None.

Schedule 3.12, Page 1

Schedule 3.17
Subsidiaries

	JURISDICTION OF
	INCORPORATION	EQUITY INTERESTS	OWNER(S) OF EQUITY
NAME	OR FORMATION	OUTSTANDING	INTERESTS

GUARANTORS:

Nichols Aluminum LLC	Delaware	1,000	QBPC: 100%

Nichols Aluminum Alabama	Delaware	1,000	Nichols Aluminum LLC: 100%
LLC

Quanex Homeshield LLC	Delaware	1,000	QBPC: 100%

Colonial Craft LLC	Delaware	1,000	Quanex Homeshield LLC.: 100%

Imperial Products LLC	Delaware	100	Quanex Homeshield LLC: 100%

Besten Equipment, Inc.	Delaware	1,000	QBPC: 100%

Mikron Industries, Inc.	Washington	1,000	QBPC: 100%

Mikron Washington LLC	Washington (LLC)	10 Membership Uni	ts Mikron Industries, Inc.: 100%

VL Investors I, LLC	Delaware (LLC)	233,520 Class A	Mikron Industries, Inc.: 100%
		Membership Units

		46,480 Class B
		Membership Units

Truseal Technologies, Inc.	Delaware	79,650	QBPC: 100%

NON GUARANTORS:

Truseal Technologies	Hong Kong	1,000	Truseal Technologies, Inc.: 100%
(Hong Kong) Limited

Truseal Technologies, Ltd.	New Brunswick,	100	Truseal Technologies, Inc.: 100%
	Canada

Quanex Foundation (Texas	Texas	N/A	QBPC: 100%
Non Profit company)

Schedule 3.17, Page 1

Schedule 6.01
Existing Indebtedness
The Company has existing indebtedness related to the following items:
1.	$1,250,000 City of Richmond, Kentucky Industrial Building Revenue Bonds.

2.	$1,400,000 Scott County, Iowa Industrial Waste Recycling Revenue Bonds.

3.	$100,809 Nichols Aluminum Alabama capital lease obligation

4.	The Existing Letters of Credit listed in Schedule 2.05.

Schedule 6.01, Page 1

Schedule 6.05
Existing Investments
1.	Mikron Industries, Inc. holds a 49% interest in VinylLink, LLC, a Delaware limited liability company.

Schedule 6.05, Page 1

Schedule 6.08
Transactions with Affiliates
None.

Schedule 6.08, Page 1

Schedule 6.09
Restrictive Agreements
None.

Schedule 6.09, Page 1

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender][1] ]

3. Borrower:	Quanex Building Products Corporation

4. Administrative Agent:	Wells Fargo Bank, National Association as the administrative agent under the Credit Agreement

5. Credit Agreement:	Credit Agreement dated as of [ ], 2008, among the Borrower, Wells Fargo Bank, National Association as Administrative Agent, the Guarantors party thereto and the Lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

[1]	Select as applicable.

Exhibit A-1

6. Assigned Interest:

Aggregate Amount of	Amount of
Commitment/Loans for all	Commitment/Loans	Percentage Assigned of
Lenders	Assigned	Commitment/Loans[2]
$	$	%
$	$	%
$	$	%
Effective Date:  _____, 20  _____  [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
[Signatures begin on the following page]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A-2

The terms set forth above are hereby agreed to:

ASSIGNOR [Name of Assignor]
By:
Name:
Title:

ASSIGNEE [Name of Assignee]
By:
Name:
Title:

[Consented to and]3 Accepted:
WELLS FARGO BANK, NATIONAL ASSOCIATION as
      Administrative Agent, Swingline Lender
      and Issuing Lender

By:
Name:
Title:

[Consented to:]4
QUANEX BUILDING PRODUCTS CORPORATION

By:
Name:
Title:

[3]	Add only if the consents of the Administrative Agent, the Swingline Lender and the Issuing Lender are required by Section 10.04 of the Credit Agreement.

[4]	Add only if the consent of the Borrower is required by Section 10.04 of the Credit Agreement.

Exhibit A-3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1 Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Assignor or the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Exhibit A-4

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

Exhibit A-5

EXHIBIT B
COMMITMENT INCREASE AGREEMENT
This Commitment Increase Agreement dated as of [                    ], 20                     (this “Agreement”) is among (i) Quanex Building Products Corporation (the “Borrower”), (ii) Wells Fargo Bank, National Association, in its capacity as administrative agent (the “Administrative Agent”) under the Credit Agreement as defined below and (iii)                      (the “Increasing Lender”). Capitalized terms used and not otherwise defined herein shall have the meanings as defined in the Credit Agreement.
Preliminary Statements
(A) Pursuant to Section 2.19 of the Credit Agreement dated as of [                    ], 2008, among the Borrower, the Administrative Agent, the Guarantors party thereto and the Lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the total Revolving Loan Commitments under the Credit Agreement by agreeing with a Lender to increase that Lender’s Commitment.
(B) The Borrower has given notice to the Administrative Agent of its intention to increase the total Revolving Loan Commitments pursuant to such Section 2.19 by increasing the Revolving Loan Commitment of the Increasing Lender from $                     to $                    , and the Administrative Agent is willing to consent thereto.
Accordingly, the parties hereto agree as follows:
SECTION 1. Increase of Commitment. Pursuant to Section 2.19 of the Credit Agreement, the Revolving Loan Commitment of the Increasing Lender is hereby increased from $                     to                     .
SECTION 2. Consent. The Administrative Agent hereby consents to the increase in the Commitment of the Increasing Bank effectuated hereby.
SECTION 3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas.
SECTION 4. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and may be delivered in original, facsimile or electronic form, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
SECTION 5. Increasing Lender Credit Decision. The Increasing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements provided by the Borrower pursuant to the Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The Increasing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

Exhibit B-1

SECTION 6. Representation and Warranties of the Borrower. The Borrower represents and warrants as follows:
(a)
The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporation action and do not (i) violate the Borrower’s certificate of incorporation or by-laws or (ii) result in a breach of, or default under any indenture, loan agreement or other similar agreement or instrument binding on the Borrower.

(b)	No authorization, consent or approval any governmental body or agency is required for the valid execution, delivery and performance by the Borrower of this Agreement.

(c)
This Agreement constitutes a valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(d)	No event has occurred and is continuing that constitutes an Event of Default.
SECTION 7. Expenses. The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto.
SECTION 8. Effectiveness. When, and only when, the Administrative Agent shall have received counterparts of, or electronic or telecopied signature pages of, this Agreement executed by the Borrower, the Administrative Agent and the Increasing Lender, this Agreement shall become effective as of the date first written above.
[Signatures begin on the following page]

Exhibit B-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

BORROWER: QUANEX BUILDING PRODUCTS CORPORATION
By:
Name:
Title:

ADMINISTRATIVE AGENT: WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

INCREASING LENDER: [NAME OF INCREASING LENDER]
By:
Name:
Title:

Exhibit B-3

EXHIBIT C
JOINDER AGREEMENT
This JOINDER AGREEMENT (this “Agreement”) dated as of [                    ], is among Quanex Building Products Corporation (the “Borrower”), and [                    ] (the “New Subsidiary”) for the benefit of Wells Fargo Bank, National Association as Administrative Agent (the “Administrative Agent”) and the Lenders (the “Lenders”) party to the Credit Agreement (as defined below; all capitalized terms used herein without definition have the meanings assigned to such terms in the Credit Agreement).
PRELIMINARY STATEMENT
A. The Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated [                    ], 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), relating to the extension of credit by the Lenders to the Borrower and, in exchange, imposing obligations on the Borrower and its Subsidiaries in accordance with the terms and conditions thereof.
B. Pursuant to Section 5.09 of the Credit Agreement, the Lenders are requiring New Subsidiary to execute this Agreement in order to become a party to the Credit Agreement and agree to perform the obligations of a Guarantor thereunder.
C. The Borrower and the New Subsidiary have agreed to this and execute this Agreement for the purpose of evidencing such agreement.
NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the New Subsidiary hereby agree for the benefit of the Administrative Agent and the Lenders as follows:
1. Joinder to and Ratification of Credit Agreement. The New Subsidiary hereby approves and adopts the Credit Agreement, assumes the obligations of a Guarantor under the Credit Agreement and agrees to be bound thereby as if it had been an original party to the Credit Agreement, and confirms that after joining the Credit Agreement as set forth herein, the representations and warranties with respect to it set forth in the Credit Agreement shall be true and correct as of the date hereof, except to the extent they relate to an earlier date in which case they shall be true and correct as of such earlier date. The Borrower and the New Subsidiary hereby agree that all of the obligations of the Obligors contained in the Credit Agreement and all of the rights, privileges and interests of the Lenders arising therefrom are hereby adopted, agreed to, ratified, renewed, confirmed and brought forward in all respects.
2. Reliance. The Borrower and the New Subsidiary acknowledge that the Administrative Agent and the Lenders are relying on this Agreement, the accuracy of the statements herein contained and the performance of the conditions placed upon the Borrower and the New Subsidiary hereunder, and that, but for the execution of this Agreement by said parties, the Agent and the Lenders would not enter into, and perform their respective duties under, the Credit Agreement. Each of the Borrower and the New Subsidiary shall execute such further documents and undertake any such measure as may be necessary to effect and carry out the terms of this Agreement and the implementation thereof.

Exhibit C-1

3. Credit Agreement Controls. All parties agree that, in the event of a conflict between or among the terms of this Agreement and the Credit Agreement, the Credit Agreement shall control.
4. Multiple Counterparts and Delivery. This Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, and may be delivered in original, facsimile or electronic form, each of which shall be considered an original but which together shall constitute but one document.
5. Notice. Any notice delivered hereunder shall be delivered as described for the delivery of notices in the Credit Agreement.
6. Headings. All section headings herein contained are for convenience only and shall not be considered substantive in any interpretation of this Agreement.
7. Waiver to Trial by Jury. Each party hereto knowingly and voluntarily waives any right it may have to a trial by jury in any dispute or litigation relating to, or arising out of, this Agreement.
8. Entire Agreement. This Agreement represents the full agreement of the parties in regard to this matter and may not be modified or amended except by written agreement signed by the Administrative Agent and the Obligors. There are no other oral or written agreements among the parties hereto in regard to the matters herein described.
9. Choice of Law. This Agreement shall be governed by and construed under the laws of the State of Texas.
[Signatures begin on the following page]

Exhibit C-2

EXECUTED to be effective as of the date first written above.

BORROWER: QUANEX BUILDING PRODUCTS CORPORATION
By:
Name:
Title:

NEW SUBSIDIARY: [NAME OF NEW SUBSIDIARY]
By:
Name:
Title:

ACCEPTED AND AGREED TO:
ADMINISTRATIVE AGENT:
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent for the Lenders

By:
Name:
Title:

Exhibit C-3

EXHIBIT D
NEW LENDER AGREEMENT
This New Lender Agreement (this “Agreement”) dated as of [                    ] is among Quanex Building Products Corporation (the “Borrower”), Wells Fargo Bank, National Association in its capacity as administrative agent (the “Administrative Agent”) under the Credit Agreement described below, and [                    ] (“New Lender”). Capitalized terms used herein without definition have the meanings assigned to such terms in the Credit Agreement.
PRELIMINARY STATEMENTS
A. Pursuant to Section 2.19 of the Credit Agreement dated as of [                    ], 2008 among the Borrower, the Administrative Agent, the Guarantors party thereto and the Lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the total Revolving Loan Commitments under the Credit Agreement by offering to Lenders and other bank and financial institutions the opportunity to participate in all or a portion of the increased Revolving Loan Commitments.
B. The Borrower has given notice to the Administrative Agent of its intention to increase the total Revolving Loan Commitments pursuant to such Section 2.19 by $[  _____  ], the Administrative Agent is willing to consent thereto, and the existing Lenders have failed to subscribe to all of such increased Revolving Loan Commitment.
C. The New Lender desires to become a Lender under the Credit Agreement and extend Revolving Loans to the Borrower in accordance with the terms thereof.
Accordingly, the parties hereto agree as follows:
SECTION 1. Loan Documents. The New Lender hereby acknowledges receipt of copies of the Credit Agreement and the other Loan Documents.
SECTION 2. Joinder to Credit Agreement. By executing and delivering this Agreement, the New Lender hereby agrees (i) to become a party to the Credit Agreement as a Lender as defined therein and (ii) to be bound by all the terms, conditions, representations, and warranties of the Credit Agreement and the other Loan Documents applicable to Lenders, and all references to the Lenders in the Loan Documents shall be deemed to include the New Lender. Without limiting the generality of the foregoing, the New Lender hereby agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the New Lender’s Revolving Credit Exposure exceeding its Revolving Loan Commitment. The Revolving Loan Commitment of the New Lender shall be $[                    ]5.

[5]	Must be at least $10,000,000.

Exhibit D-1

SECTION 3. Consent. The Administrative Agent hereby consents to the participation of the New Lender in the increased Revolving Loan Commitment.
SECTION 4. Representation and Warranties of the Borrower. The Borrower represents and warrants as follows:
(a) The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action on the part of the Borrower and do not (i) violate the Borrower’s articles of incorporation or by-laws or (ii) result in a breach of, or default under, any indenture, loan agreement or other similar agreement or instrument binding on the Borrower.
(b) No authorization, consent or approval of any Governmental Authority is required for the valid execution, delivery and performance by the Borrower of this Agreement.
(c) This Agreement constitutes a valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.
(d) No Default or Event of Default has occurred and is continuing.
SECTION 5. Effectiveness. This Agreement shall become effective upon the receipt by the Administrative Agent of the following:
(a) Counterparts of, or electronic or telecopied signature pages of, this Agreement executed by the Borrower, the Administrative Agent and the New Lender;
(b) An Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the New Lender;
(c) Any documentation required to be delivered by the New Lender pursuant to Section 2.16(e) of the Credit Agreement, duly completed and executed by the New Lender;
(d) If requested by the Administrative Agent, a certified copy of the resolutions of the Board of Directors of the Borrower approving the increase in the Revolving Loan Commitment and this Agreement in a form reasonably acceptable to the Administrative Agent; and
(e) If requested by the Administrative Agent, a legal opinion from counsel to the Borrower in a form reasonably acceptable to the Administrative Agent.

Exhibit D-2

SECTION 6. New Lender Credit Decision. The New Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements provided by the Borrower pursuant to the Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The New Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.
SECTION 7. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas without regard to any choice of law provision that would require the application of the law of another jurisdiction.
SECTION 8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered in original or electronic form, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
SECTION 9. Expenses. The Borrower shall pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto.
[Signatures begin on the following page]

Exhibit D-3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

BORROWER: QUANEX BUILDING PRODUCTS CORPORATION
By:
Name:
Title:

ADMINISTRATIVE AGENT: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:
Name:
Title:

NEW LENDER: [NAME OF NEW LENDER]
By:
Name:
Title:

Exhibit D-4

EXHIBIT E
FORM OF PROMISSORY NOTE
Dated                     , 200
For value received, Quanex Building Products Corporation, a Delaware corporation (the “Borrower”), promises to pay to the order of [                      ] (the “Lender”) the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the dates and in the amounts specified in such Credit Agreement. All capitalized terms used herein without definition have the meanings set forth in the Credit Agreement.
The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan at such rates and on such dates as are specified in the Credit Agreement. Both principal and interest are payable in same day funds at the office of the Administrative Agent set forth in the Credit Agreement.
This Note is one of the promissory notes referred to in, and is entitled to the benefits of, the Credit Agreement dated as of [                    ], 2008 among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, the Guarantors party thereto and the Lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lenders to the Borrower from time to time, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and for restrictions on the payment or collection of interest in excess of the Maximum Rate.
The payment of the principal of and interest on this Note has been unconditionally guaranteed by the Guarantors pursuant to the provisions of the Credit Agreement. The Borrower and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor, default, acceleration or intent to accelerate, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon and to any release or substitution of security herefor, in whole or in part, with or without notice, before or after maturity.

Exhibit E-1

This Note shall be governed by and construed under the laws of the State of Texas and the applicable laws of the United States of America.

QUANEX BUILDING PRODUCTS CORPORATION
By:
Name:
Title:

Exhibit E-2

EXHIBIT F
COMPLIANCE CERTIFICATE
Financial Statement Date:                     , 20
The undersigned, being the                      of QUANEX BUILDING PRODUCTS CORPORATION (the “Borrower”) hereby certifies as follows in connection with the Credit Agreement dated as of [                    ], 2008 among the Borrower, Wells Fargo as Administrative Agent, the Guarantors party thereto and the Lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time the “Credit Agreement”) (all capitalized terms used and not otherwise defined herein shall have the meanings specified in the Credit Agreement):
1. [Use following paragraph for fiscal year-end financial statements:]
[Attached hereto] [Filed with the Borrower’s Form 10-K for its fiscal year ended                     , 20                     and furnished in accordance with Section 5.01 of the Credit Agreement] are the year-end audited financial statements required by Section 5.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use the following paragraph for fiscal quarter-end financial statements:]
[Attached hereto] [Filed with the Borrower’s Form 10-Q for its fiscal quarter ended                     , 20                     and furnished in accordance with Section 5.01 of the Credit Agreement] are the unaudited financial statements required by Section 5.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.
2. [Use the following paragraph for fiscal quarter-end financial statements:]
The financial statements submitted herewith present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, in each case as of the date indicated, subject to normal year-end audit adjustments and the absence of footnotes.
3. The following calculations accurately, in accordance with the information on the books and records of the Borrower and its Subsidiaries as of the above date, set forth the results of the calculations necessary to establish compliance with the provisions of Section 6.15 and Section 6.16 of Credit Agreement as of the date of this certificate. The details of such calculations are attached.

Exhibit F-1

a. Section 6.15. Minimum Interest Coverage Ratio

(1)	Consolidated EBITDA for the four consecutive fiscal quarters ended as of the above date	$

(2)	Consolidated Interest Expense for the four consecutive fiscal quarters ended as of the above date	$

(3)	Ratio of Consolidated EBITDA to Consolidated Interest Expense (line 1 divided by line 2)

(4)	Test (minimum)		3.00 to 1.00
Section 6.16. Maximum Consolidated Leverage Ratio

(1)	Consolidated Indebtedness as of the above date	$

(2)	Consolidated EBITDA for the four consecutive fiscal quarters ended as of the above date	$

(3)	Ratio of Consolidated Indebtedness to Consolidated EBITDA (line 1 divided by line 2)

(4)	Test (maximum)		3.25 to 1.00
4. The undersigned further certifies that:
a. He/she is in all material respects familiar with and knowledgeable of all other terms, agreements, and provisions, warranties, representations and covenants of the Credit Agreement and the other Loan Documents.
b. He/she is authorized to execute this Compliance Certificate on behalf of the Borrower.
c. To the best of his/her knowledge, no Default or Event of Default has occurred and is continuing except as follows:                                         .
d. No change in GAAP or the application thereof since the date of the last financial statements furnished by the Borrower pursuant to the Credit Agreement has been applied in preparing the financial statements submitted herewith, except as follows:                                         .
e. [Concurrently with the delivery of this Compliance Certificate, Borrower has delivered to the Administrative Agent ] [Attached hereto is] a copy of the current organizational chart of the Borrower and its Subsidiaries which includes the information required by Section 3.17 of the Credit Agreement.
Dated the                      day of                     , 20                    .

QUANEX BUILDING PRODUCTS CORPORATION
By:
Name:
Title:

Exhibit F-2